NOTICE OF ANNUAL MEETING
                                                OF SHAREHOLDERS

                                             FIRSTBANK CORPORATION
                                             311 Woodworth Avenue
                                                 P.O. Box 1029
                                             Alma, Michigan 48801




     The annual meeting of the shareholders of Firstbank Corporation will be held at the Comfort Inn Conference Center at 3130 West Monroe (M-46), Alma, Michigan 48801 on April 23, 2001, at 5 p.m. (Alma time) to consider and vote upon:

     1.   Election of directors.

     2. Approval of proposal to increase shares available for awards under the Corporation's Stock Option and Restricted Stock Plan of 1997.

     3. Any other business that may properly come before the meeting or any adjournment of the meeting.

     Shareholders of record at the close of business on March 1, 2001, will be entitled to vote at the annual meeting and any adjournment of the meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS,


                                       /s/ Samuel G. Stone
                                       Samuel G. Stone, Chief Financial Officer,
                                        Vice President, Secretary, and Treasurer
Alma, Michigan
March 27, 2001


--------------------------------------------------------------------------------

                                    IMPORTANT

All shareholders are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy card, it will not be necessary for you to vote in person at the meeting. However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

--------------------------------------------------------------------------------

PROXY STATEMENT

                              FIRSTBANK CORPORATION
                              311 Woodworth Avenue
                                  P.O. Box 1029
                              Alma, Michigan 48801
                            Telephone: (517) 463-3131

                         ANNUAL MEETING OF SHAREHOLDERS


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Firstbank Corporation (the "Corporation") to be voted at the annual meeting of its shareholders to be held at the Comfort Inn Conference Center at 3130 West Monroe (M-46), Alma, Michigan 48801, on Monday, April 23, 2001, at 5:00 p.m., Alma time, and at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 27, 2001.

     If a proxy in the accompanying form is properly executed, duly returned to the Corporation, and not revoked, the shares represented by the proxy will be voted at the annual meeting of the Corporation's shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for election of all nominees of the Board of Directors, and for approval of the increase in shares available for award under the Stock Option and Restricted Stock Plan of 1997. The Corporation's management does not know of any other matters to be presented at the annual meeting. If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies, who will take into consideration the recommendations of the Corporation's management.

     Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying the Secretary of the Corporation in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.

     Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed by the Corporation for reasonable expenses incurred in sending proxy material to beneficial owners of the Corporation's stock. The Corporation will pay all expenses of soliciting proxies.

ELECTION OF DIRECTORS

     The Board of Directors has nominated Duane A. Carr, William E. Goggin, and Jeffrey C. Schubert for election to the Board of Directors at the annual meeting to serve three year terms that will expire in 2004.

     The Board of Directors has also nominated Benson S. Munger for election to the Board of Directors at the annual meeting to serve a one year term that will expire in 2002.

     The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named.

     A vote of shareholders holding a plurality of shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will not be counted as shares voted.

                    YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
                    FOR ELECTION OF ALL NOMINEES AS DIRECTORS


APPROVAL OF INCREASE IN SHARES AVAILABLE FOR AWARDS UNDER THE CORPORATION'S STOCK OPTION AND RESTRICTED STOCK PLAN OF 1997

     On January 8, 2001, the Board of Directors approved an increase in the number of shares available for award (the "Amendment") under the Firstbank Corporation Stock Option and Restricted Stock Plan of 1997 (the "1997 Plan"), subject to approval by the Corporation's shareholders. The Amendment increases the number of shares available under the 1997 Plan by 200,000 shares of common stock ("Additional Shares").

     The Corporation has in effect two stock option and restricted stock plans: the 1997 Plan and the Stock Option and Restricted Stock Plan of 1993 (the "1993 Plan"). There are a total of 538,592 shares reserved for issuance upon the exercise of outstanding stock options granted under the 1997 Plan and the 1993 Plan. There are fewer than 6,100 authorized shares remaining for future stock option or restricted stock grants under the 1997 Plan and the 1993 Plan, except that from time to time limited numbers of shares become available for grant of additional awards or grants as a result of the surrender or forfeiture of stock options and/or restricted stock awards upon employee terminations.

     The Board of Directors believes that it is in the best interests of the Corporation and its shareholders and that it is now advisable to make the Additional Shares available for stock option grants and restricted stock awards under the 1997 Plan ("Incentive Awards").

1997 Plan

     The following information contains a summary of the principal features of the 1997 Plan, the complete text of which was attached as Appendix A to the Corporation's proxy statement for its 1997 annual meeting of shareholders. This summary is qualified in its entirety by reference to the terms of the 1997 Plan.

     The 1997 Plan provides for the granting of three types of "Incentive Awards": stock options, restricted stock, and tax benefit rights. The term of the plan is ten (10) years; no Incentive Awards may be granted under the plan after April 27, 2007.

     Administration. The 1997 Plan is administered by a Committee. The Committee is comprised of seven directors who are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors, in its discretion, may also require that the members of the Committee be "outside directors" as defined in the rules issued pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Types of Awards. The following types of Incentive Awards may be granted under the 1997 Plan:

     A "Stock Option" is a contractual right to purchase a specified number of shares at a date or dates in the future for a stated price per share. Stock Options include Incentive Stock Options, as defined in Section 422 of the Code as well as options which do not qualify as Incentive Stock Options
("Nonqualified Stock Options"). No Incentive Stock Options have been granted under the 1997 Plan. To date, the 1997 Plan has been used primarily to grant Nonqualified Stock Options and the Board of Directors contemplates that the Additional Shares authorized by the Amendment will be used primarily to grant Nonqualified Stock Options in the future. All Nonqualified Stock Options have been granted for terms of 10 years or less from the date of grant and at option prices per share equal to 100% of the fair market value of the Corporation's common stock at the date of grant. Under the provisions of the 1997 Plan, the option term in an Incentive Stock Option may not exceed 10 years and the option price per share in an Incentive Stock Option must be a price equal to or higher than the market value of the common stock on the date of grant. In addition to the length and exercise price, the Committee fixes the other terms and conditions of individual stock option grants consistent with the provisions of the 1997 Plan as the Committee determines to be appropriate. These conditions may, and for salaried employees generally do, include vesting requirements to encourage long-term ownership of shares. The Corporation receives no consideration upon the award of options. Options may be exercised for cash, or with the Committee's consent, shares of the Corporation's common stock.

     "Restricted Stock" are shares of common stock granted to an employee for no or nominal consideration. Title, including the voting and dividend rights, to the shares passes to the employee at the time of grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee consistent with the 1997 Plan.

     A "Tax Benefit Right" entitles the recipient to receive a cash payment from the Corporation which may not exceed the amount of the tax deduction to which the Corporation is entitled as a result of the recipient's exercise of a Nonqualified Stock Option. To date, no tax benefit rights have been granted under the 1997 Plan.

     Eligibility. Persons eligible to receive Incentive Awards under the 1997 Plan (with certain limitations discussed below) are corporate officers (as of 2/1/01 seven persons), including those listed in the summary compensation table presented in this proxy statement, and other full time employees of the Corporation and its subsidiary banks and other subsidiaries who have completed 90 days of service (as of 2/1/01, approximately 265 persons). Directors who are not employees of the Corporation or its subsidiary banks are not eligible to participate in the 1997 Plan. Other individuals eligible to participate in the 1997 Plan may join the Corporation in the future.

     Shares Subject to 1997 Plan. A total of 243,101 shares, as adjusted for stock dividends, of the Corporation's common stock were originally reserved for use under the 1997 Plan. If the Corporation's shareholders approve the proposed Amendment, an additional 200,000 shares will be reserved for issuance under the 1997 Plan. The shares to be issued under the Plan will be authorized and unissued shares, including shares reacquired by the Corporation which have that status. The number of shares that may be issued under the Plan and the number of shares subject to options are subject to adjustment in the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting the common stock. Subject to certain restrictions, unexercised options, lapsed shares of restricted stock, and shares surrendered in payment for exercised options may be reissued under the Plan. No individual may be granted in any calendar year the right to purchase more than 10,000 shares (subject to adjustment ) of common stock.

     Termination or Amendment of the Plan. The Board may at any time amend or terminate the Plan or any part of it; however, the rights of a participant may not be impaired without the consent of such participant.

     Continued Employment and Assignability. Neither the Plan nor any Incentive Award agreement granted under the Plan entitles any participant or other employee to any right to continued employment by the Corporation or any subsidiary. Termination of employment results in forfeiture of any options or portions of options which are not exercisable on the termination date. Upon termination of employment, any portion of unexercised stock options which are exercisable on the termination date must generally be exercised within three months of the termination date for any termination other than as a result of the death, disability, retirement or consensual severance of the employee, in which case the Plan provides for longer exercise periods. Termination of employment for cause results in forfeiture of an unexercised stock option. Similarly, if employment of a participant holding restricted stock is terminated during the restricted period fixed by the Committee for any reason other than death or disability, or other reason permitted by the Committee, then any shares of restricted stock still subject to restriction are forfeited. Generally, no Incentive Award under the Plan may, except as otherwise specifically provided by law, be subject in any manner to assignment, transfer, or encumbrance.

Federal Tax Consequences

     The following summarizes the consequences of the grant and acquisition of Incentive Awards under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

     Stock Options. Plan participants will not recognize taxable income at the time a stock option is granted under the 1997 Plan unless the stock option has a readily ascertainable market value at the time of grant. Management understands that stock options to be granted under the 1997 Plan will not have a readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of a stock option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an option is exercised and the option price will generally be treated as ordinary income to the optionee, in which case the Corporation will be entitled to a deduction equal to the amount of the optionee's ordinary income. With respect to Incentive Stock Options, participants will not realize income for federal income tax purposes as a result of the exercise of such options. In addition, if common stock acquired as a result of the exercise of an Incentive Stock Option is disposed of more than two years after the date the option is granted and more than one year after the date the option was exercised, the entire gain, if any, realized upon disposition of such stock will be treated for federal income tax purposes as capital gain. Under these circumstances, no deduction will be allowable to the Corporation in connection with either the grant or exercise of an Incentive Stock Option. Exceptions to the general rules apply in the case of a "disqualifying disposition." If a participant disposes of shares of common stock acquired pursuant to the exercise of an Incentive Stock Option before the expiration of one year after the date of exercise or two years after the date of grant, the sale of such stock will be treated as a "disqualifying disposition." As a result, such a participant would recognize ordinary income and the Corporation would be entitled to a deduction in the year in which such disposition occurred.

     The amount of the deduction and the ordinary income recognized upon a disqualifying disposition would generally be equal to the lesser of: (a) the sale price of the shares sold minus the option price, or (b) the fair market value of the shares at the time of exercise minus the option price. If the disposition is to a related party (such as a spouse, brother, sister, lineal descendant, or certain trusts for business entities in which the seller holds a direct or indirect interest), the ordinary income recognized generally is equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized upon disposition, in excess of the ordinary income, will be taxable as capital gain. In addition, the exercise of Incentive Stock Options may result in an alternative minimum tax liability.

     Restricted Stock. Recipients of shares of restricted stock that are not "transferable" and are subject to "substantial risk of forfeiture" at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions on sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Corporation's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price.

Vote Required for Approval

     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and voting on this proposal is required to approve the Amendment to the 1997 Plan which would increase the number of shares reserved for issuance under the 1997 Plan and the 1993 Plan from a total of 538,592 to 738,592. For purposes of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as voted on this proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

                  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                APPROVAL OF THE INCREASE IN SHARES AVAILABLE FOR
                 ADDITIONAL AWARDS UNDER THE CORPORATION'S STOCK
                    OPTION AND RESTRICTED STOCK PLAN OF 1997


VOTING SECURITIES

     At the close of business on March 1, 2001, the record date for determination of the shareholders entitled to vote at the annual meeting, the Corporation had issued and outstanding 4,773,706 of its Common Stock, the only class of voting securities presently outstanding. Each share entitles its holder to one vote on each matter to be voted upon at the meeting.

     The following table shows certain information concerning the number of shares of Common Stock held by the only shareholder who is known to management of the Corporation to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Corporation as of March 1, 2001.

                                                  Amount and Nature of Beneficial Ownership(1)
                                                  -----------------------------------------

                                               Sole                 Shared
                                            Voting and             Voting or            Total
       Name & Address of                    Investment            Investment         Beneficial        Percent
       Beneficial Owner                        Power                Power    (2)      Ownership       of Class
---------------------------------         --------------       --------------         ---------       --------
Firstbank Corporation
Employee Stock Ownership                         0                  329,918            329,918          6.9%
Plan ("401(k)/ESOP")
311 Woodworth Avenue
Alma, Michigan 48801 (3)

     The following table shows certain information concerning the shares of the Corporation beneficially owned by each of the Corporation's directors and nominees for director, by the executive officers named in the summary compensation table below, and by all directors and executive officers as a group as of December 31, 2000.

                                        Amount and Nature of Beneficial Ownership (1)
                                        -----------------------------------------
                                      Sole                 Shared
                                   Voting and            Voting or
        Name of                    Investment            Investment          Total Beneficial       Percent of
   Beneficial Owner                   Power               Power(2)              Ownership             Class
   ----------------                ----------            ----------             ---------             -----
William L. Benear                    16,580 (4)(5)            0                  16,580 (4)(5)          *

Duane A. Carr                           0                  17,043                17,043                 *

William E. Goggin                    11,254                 5,053                16,307                 *

Edward B. Grant                         0                   4,831                 4,831                 *

Charles W. Jennings                     0                   3,764                 3,764                 *

Benson S. Munger                       929                    0                    929                  *

Phillip G. Peasley                   14,647                  202                 14,849                 *

Dale Peters                          10,562 (4)(5)          3,589                14,151 (4)(5)          *

David D. Roslund                       260                    0                    260                  *

Thomas R. Sullivan                   20,913 (4)(5)            0                  20,913 (4)(5)          *

James E. Wheeler II                  13,078 (4)(5)         13,309                26,387 (4)(5)          *

All directors and
   executive officers                97,526 (4)(5)         47,791                145,317(4)(5)        3.04%

*Represents less than 1 percent of the outstanding shares.

-----------------------------------------------------

(1) The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2) Includes shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the indicated person may have substantial influence by reason of the relationship.

(3) William L. Benear, Dale A. Peters, Thomas R. Sullivan, James M. Taylor, James E. Wheeler II, and David Miller, all officers of the Corporation, are the members of the Pension Committee of the Corporation. Firstbank
         - Alma is the trustee of the 401(k)/ESOP Trust, which holds shares of the Corporation for the 401(k)/ESOP. The trustee has voting and limited investment power over shares, if any, held by the 401(k)/ESOP Trust which have not been allocated to individual accounts, and limited investment power over shares which have been allocated to individual accounts. The Pension Committee has the power to direct the trustee as to the voting of the shares held by the 401(k)/ESOP Trust that have not been allocated to an individual account, if any. Each of the members of the Pension Committee disclaims beneficial ownership of shares held by the 401(k)/ESOP (except shares allocated to the person's individual account under the 401(k)/ESOP), and 401(k)/ESOP shares are not reported as beneficially owned by the members of the Pension Committee as individuals unless the shares have been allocated to the person's individual account under the 401(k)/ESOP.

(4)      Includes shares allocated to individual accounts under the 401(k)/ESOP.

(5) Shares that may be acquired pursuant to stock options that are exercisable within 60 days are included in the table. The number of shares subject to such options for Mr. Benear is 13,940 shares; Mr. Peters is 8,039 shares; Mr. Sullivan is 10,741 shares; and Mr. Wheeler is 9,950 shares.


BOARD OF DIRECTORS

     The Articles of Incorporation of the Corporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The present Board of Directors consists of eight persons, seven who were elected to the Board of Directors for terms of three years each by the Corporation's shareholders, and one person who was appointed by the Board to represent the new affiliate bank in St. Johns. This individual has been recommended to the shareholders to fill a one-year term expiring in 2002.

     Biographical information concerning the current directors and the nominees who are nominated for election to the Board of Directors at the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over five years.

Nominees for 3-Year Terms Expiring in 2004

          Duane A. Carr (age 61) has been a Director of Firstbank - Lakeview since 1980 and of the Corporation since 1998. He is an attorney with the law firm of Carr and Mullendore in Greenville, Michigan. He is an active farmer in Carr Farms Partnership in Lakeview, Michigan.

          William E. Goggin (age 55) has been a director of Firstbank - Alma since 1974, and of the Corporation since 1985. Mr. Goggin has served as Chairman of the Board of the Corporation since 1986. He is an attorney with the law firm of Goggin & Baker .

          Jeffery C. Schubert (age 52) was appointed as one of the original Board of Directors of Firstbank - West Branch in 1987. He has been a dentist in the West Branch area since 1973.

Nominee for a 1-Year Term Expiring in 2002

          Benson S. Munger (age 59) is one of the incorporators of Firstbank - St. Johns. Currently he is a Vice President of Data Harbor, Inc. Mr. Munger is the retired Executive Director of the American Board of Emergency Medicine.

Directors with Terms Expiring 2003

          David D. Roslund (age 60) has been a director of the Corporation since 1995 and has been a director of Firstbank - Alma since 1990. Mr. Roslund, a certified public accountant, is the Administrator of Wilcox Health Care Center, a nursing home located in Alma. He also is an investor in, and manager of, several local small businesses.

          Thomas R. Sullivan (age 50) became President of Firstbank Corporation on January 1, 2000. He has also served as President, Chief Executive Officer and a director of Firstbank (Mt. Pleasant), since 1991. Mr. Sullivan had been Executive Vice President of the Corporation since 1996 and served as Vice President of the Corporation from 1991 to 1996.

Directors with Terms Expiring in 2002

          Edward B. Grant (age 51) has been a director of Firstbank (Mt. Pleasant), a wholly owned subsidiary of the Corporation, since 1988, and of the Corporation since 1990. He has served as Chairman of the Board of Firstbank (Mt. Pleasant) since 1989. Mr. Grant is the Director of Public Broadcasting at Central Michigan University.

          Phillip G. Peasley (age 67) has been a director of Firstbank - Alma, a wholly owned subsidiary of the Company, since 1973, and of the Corporation since 1985. He is the Operations Manager of Peasley's Hardware & Carpeting Inc., a retail hardware and floor covering store located in Vestaburg.

     The Board of Directors of the Corporation held 12 regularly scheduled and 2 special meetings during 2000. All incumbent directors attended at least 75 percent of all meetings of the Board of Directors and any committees on which they served.

     The Board of Directors of the Corporation does not have standing nominating or compensation committees. The outside members of the Board of Directors perform the functions of those committees. In making nominations for election to the Board of Directors, the Board of Directors will consider recommendations of shareholders. Shareholders who wish to recommend nominees should submit their recommendations in writing, delivered or mailed to the Secretary of the Corporation.

Audit Committee

     The Board of Directors of the Corporation has a standing Audit Committee. It is the duty of the Audit Committee to cause a suitable examination of the Corporation's financial records and operations, and those of its subsidiaries, to be made by the internal auditor through a program of continuous internal audits; to recommend to the Board of Directors the appointment of independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries and make such additional examinations as the Committee deems advisable; to review reports of examination of the Corporation and its subsidiaries received from regulatory authorities; and to report to the Board of Directors at least once each calendar year on the results of examinations made and offer such conclusions and recommendations as the Committee deems appropriate. Messrs. Goggin, Grant, and Roslund serve on this Committee, and each of them is independent, as defined in Rule 4200(a) of the NASD Listing Standards. During 2000, the Audit Committee held four meetings. During 2000, the Board of Directors adopted an audit committee charter, a copy of which is attached to this Proxy Statement as Appendix A. On March 12, 2001, the Audit Committee submitted to the Board the following report:

Audit Committee Report

          We have reviewed and discussed with management the Corporation's audited financial statements as of and for the year ended December 31, 2000.

          We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the
     Independence Standards Board, and have discussed with the auditors the auditors' independence.

          Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation's Form 10-K for the year ended December 31, 2000.

                                               Respectfully submitted,

                                               William E. Goggin
                                               Edward B. Grant
                                               David D. Roslund


REPORT ON EXECUTIVE COMPENSATION

     Mr. Sullivan serves as President and Chief Executive Officer of Firstbank Corporation and Firstbank (Mt. Pleasant). With the exception of Mr. Sullivan, all officers of the corporation who are also officers of one of its affiliates, serve as officers of the Corporation as an incident to their primary service as an officer and employee of a subsidiary bank and receive no compensation directly from the Corporation. Although there is a great deal of communication between the Board of Directors of the Corporation and the Boards of Directors of the banks, except as to subsidiary bank chief executive officers, the Boards of Directors of the banks retain authority and responsibility for setting compensation for their own officers, including those officers who also serve as officers of the Corporation.

     The outside directors of the Board of the Corporation serve as a compensation committee, and as a committee to administer the Stock Option and Restricted Stock Plan of 1993 (the "1993 Plan") and the Stock Option and Restricted Stock Plan of 1997 (the "1997 Plan"). The Corporation's Board of Directors has responsibility for establishing the formal employee benefit plans which are available to the employees of all of the subsidiary banks. These plans currently include a qualified employee stock ownership and 401(k) plan, a non-qualified deferred compensation plan, the 1993 Plan, and the 1997 Plan. The Board of Directors of the Corporation reviews and formally approves the compensation to be paid to the chief executive officers of the subsidiary banks, each of whom is also an officer of the Corporation. Recommendation of the compensation of the subsidiary bank chief executive officers is, however, the role of the Boards of Directors of the subsidiary banks.

     All officers receive a salary and, if net income is satisfactory, an annual cash bonus. It is the policy of the Corporation and the banks to set salaries at levels which will be competitive with other comparable financial institutions in order to enable the Corporation and the banks to retain, and when needed attract, qualified executive officers. Information on compensation levels of other institutions is obtained from compensation surveys published by the Michigan Bankers Association, the Bank Administration Institute and from other similar sources. In setting salaries, the Corporation and the banks also seek to assure relative fairness in the compensation of officers and to recognize the value of the contribution that each makes to the Corporation's success. Annual cash bonuses are based on a discretionary evaluation of the performance of the Corporation and the bank served by the officer. Bonuses also take into account recognition of specific personal achievements of the individual officers.

     During 2000, stock options were awarded under the 1993 Plan and 1997 Plan to all full-time benefit eligible employees as of January 1, 2001. The number of shares subject to each option was based on the position and a discretionary assessment of the performance of each grantee. The options awarded in 2000 vest over different periods of time depending on the employment classification of the grantee. All options awarded to hourly employees become fully vested six months after the grant date. Options awarded to salaried employees vest over a period of nine years from the date of the grant with 10% vesting six months after the grant date and an additional 10% vesting on each anniversary of the date of the grant.

     The Corporation generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed 10% of each executive officer's respective annual salary and bonus.

     Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Corporation's Board of Directors has examined its executive compensation policies in light of
Section 162(m) and the regulations issued by the Internal Revenue Service to implement that section. It is not expected that any portion of the Corporation's deduction for employee remuneration will be disallowed in 2001 or in future years by reason of actions expected to be taken in 2001.

     The salary and bonus of Thomas R. Sullivan, President and Chief Executive Officer of the Corporation and Firstbank (Mt. Pleasant), was recommended by the Compensation Committee of Firstbank (Mt. Pleasant) and approved by the Boards of Directors of the Corporation and Firstbank (Mt. Pleasant). In recommending and approving Mr. Sullivan's salary, the committee and the boards considered a survey of compensation paid to executive officers by Michigan financial institutions of more or less comparable size. Mr. Sullivan's salary, bonus, and stock option awards were also based on a discretionary evaluation of Mr. Sullivan's personal performance and the operating results of the Corporation and Firstbank (Mt. Pleasant). For this purpose, the committee and the Boards of Directors focused on the earnings of the Corporation and Firstbank (Mt.
Pleasant) in the year just completed, the quality and productivity of the management team, administrative staffing, and continuing improvements made in loan quality, loan and loan allowance management, and loan documentation and procedure.
                                                  Respectfully submitted,

                                                  Duane A. Carr
                                                  William E. Goggin
                                                  Edward B. Grant
                                                  Charles W. Jennings
                                                  Benson S. Munger
                                                  Phillip G. Peasley
                                                  David D. Roslund

STOCK PERFORMANCE

     The following graph compares the cumulative total shareholder return on the common stock of the Corporation to the KBW 50 Index, published by Keefe, Bruyette & Woods, Inc., the Standard & Poor's 500 Stock Index, and the NASDAQ Bank Index, assuming a $100 investment at the end of 1995. The Standard & Poor's 500 Stock Index is a broad equity market index. The KBW 50 Index is composed of 50 money center and regional bank holding companies. The NASDAQ Bank Index is composed of 619 banks and savings institutions, as well as companies performing functions closely related to banking, such as check Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.










The table below shows dollar values for cumulative total shareholder return plotted in the graph above.

                                  1995         1996         1997         1998         1999          2000
                                  ----         ----         ----         ----         ----          ----
Firstbank                       $100.00      $147.73      $229.86       $349.67      $247.61       $260.35
S&P 500                         $100.00      $122.96      $163.98       $210.84      $255.22       $231.98
KBW 50                          $100.00      $141.46      $206.80       $223.91      $216.14       $259.50
NASDAQ Bank                     $100.00      $132.04      $221.06       $219.64      $211.14       $241.08

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Through the year 2000, executive officers of the Corporation were compensated by Firstbank - Alma, Firstbank (Mt. Pleasant), Firstbank - West Branch, Firstbank - Lakeview, or Firstbank - St. Johns, in accordance with their employment with the applicable banks. They have not received any compensation directly from the Corporation. Presented below is the remuneration paid for the three years ended December 31, 2000, by Firstbank - Alma, Firstbank (Mt. Pleasant), Firstbank - West Branch, Firstbank - Lakeview, and Firstbank - St. Johns to the four most highly compensated officers of the Corporation for the year ended December 31, 2000, whose salary and bonus exceeded $100,000.

                                            Summary Compensation Table

                                                    Annual Compensation          Long Term            All Other
Name and Principal Position           Year        Salary(1)      Bonus(1)       Compensation       Compensation(3)
---------------------------           ----        ---------      --------       ------------       ---------------
                                                                                   Shares
                                                                                 Underlying
                                                                                 Options(2)
                                                                                 ---------
Thomas R. Sullivan
President & Chief Executive           2000         $167,712      $53,500            1,575              $5,543
Officer of the Corporation            1999          129,644       20,000            1,378               5,370
and President, Chief                  1998          119,671       25,000            2,894               4,897
Executive Officer and Director
of Firstbank (Mt. Pleasant)(4)

James E. Wheeler II
Vice President of the                 2000         $109,699      $35,000            1,312              $3,726
Corporation and President             1999           92,845       24,000            1,103               2,925
and Chief Executive Officer           1998           89,255       23,750            2,315               2,624
of Firstbank - Alma(4)

Dale A. Peters
Vice President of the                 2000          $98,931      $17,500            1,312              $4,364
Corporation and President             1999           93,395       12,500            1,378               3,923
and Chief Executive Officer           1998           89,760       39,103            2,894               3,770
of Firstbank - West Branch

William L. Benear
Vice President of the                 2000          $94,740      $30,000            1,312              $4,848
Corporation and President             1999           79,944       23,000            1,103               3,358
and Chief Executive Officer           1998           76,889       18,000            2,315               3,229
of Firstbank - Lakeview(4)

-----------------------------------------------------

(1) Includes compensation voluntarily deferred under the 401(k)/ESOP and under the Firstbank Corporation Nonqualified Deferred Compensation Plan.

(2) The numbers of shares subject to stock options have been adjusted to reflect stock dividends.

(3) All other compensation for the year ended December 31, 2000, is comprised of matching contributions under the 401(k)/ESOP as follows:

                          Thomas R. Sullivan              $5,543
                          James E. Wheeler II             $3,726
                          Dale A. Peters                  $4,364
                          William L. Benear               $4,848

(4) Mr. Sullivan was named to the position of President and Chief Executive Officer of the Corporation as of January 1, 2000, in addition to his position as President and Chief Executive Officer of Firstbank (Mt Pleasant). Mr. Wheeler was appointed the President and Chief Executive Officer of Firstbank-Alma as of January 1, 2000, prior to which time he served as that bank's Executive Vice President and Senior Loan Officer. Mr Benear was designated as President and Chief Executive Officer of Firstbank-Lakeview as of January 1, 2000. He previously served as that bank's Executive Vice President and Senior Loan Officer.

Stock Option Information

     Stock options are believed to help align the interests of employees with the interests of shareholders by promoting stock ownership by employees and by rewarding them for appreciation in the price of the Corporation's stock. Stock options which were granted or outstanding during 2000 were granted under the 1993 and 1997 Plans.

     The following tables set forth information concerning stock options granted to, exercised by, and retained by the named executive officers of the Corporation during 2000.

                                         Option Grants in Last Fiscal Year

                                              Individual Grants
                            -------------------------------------------------
                                          Percent of
                                             Total                                Potential Realizable Value at
                             Number of      Options                                  Assumed Annual Rates of
                              Shares      Granted to                                Stock Price Appreciation
                            Underlying     Employees                                   for Option Term(3)
                             Options       In Fiscal   Exercise  Expiration       --------------------------
       Name                 Granted(2)       Year      Price(1)     Date               5%            10%
       ----                 ----------       ----      --------     ----               --            ---
Thomas R. Sullivan             1,575         3.6%      $19.05    11/26/10           $18,867       $47,812
James E. Wheeler II            1,312         3.0%      $19.05    11/26/10           $15,722       $39,844
Dale A. Peters                 1,312         3.0%      $19.05    11/26/10           $15,722       $39,844
William L. Benear              1,312         3.0%      $19.05    11/26/10           $15,722       $39,844

                                Option Exercises in 2000 and Year End Option Values

                                                            Number of Shares Underlying        Value of Unexercised
                             Shares                           Unexercised Options at        In-the-Money Options at
                           Acquired on       Value                  Year End(2)                     Year End(4)
       Name                 Exercise       Realized          Exercisable/Unexercisable       Exercisable/Unexercisable
       ----                 --------       --------          -------------------------       -------------------------
Thomas R. Sullivan              0             $0                  10,741 / 8,209                $82,828 / $25,504

James E. Wheeler II             0             $0                   9,950 / 6,900                $81,159 / $23,814

Dale A. Peters                1,165         $13,928                8,039 / 9,434                $58,746 / $32,383

William L. Benear               0             $0                  14,543 / 5,274               $117,320 /    $262

-----------------------------------------------------

(1) The per share exercise price of each option is equal to the market value of the common stock on the date each option was granted, as adjusted for the stock dividend issued in December 2000. All outstanding options were granted for a term of ten years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement, or other termination of employment. No option is exercisable until six months after the date of grant. Except for options granted in 1994, which became fully vested six months after the date of grant, the right to exercise options vests over nine years with 10% becoming vested six months from the grant date and an additional 10% vesting on each anniversary of the date of grant.

(2) The numbers have been adjusted in accordance with the 1993 Plan and the 1997 Plan to reflect stock dividends.

(3) These amounts are based on assumed rates of appreciation over the entire option period without any discount to present value. Actual gains, if any, on stock option exercises will be dependent upon future overall mark conditions and on the future performance of the Corporation's common stock. Amounts realized, if any, may be more or less than the amounts reflected in the table.

(4) The value of unexercised options reflects the increase in market value of the Corporation's common stock from the date of grant through December 31, 2000 (when the closing price of the Corporation's common stock was $19.00 per share). Value actually realized upon exercise by the named executives will depend upon the value of the Corporation's common stock at the time of exercise.

Severance Benefit Agreements

     The Corporation has entered into individual severance benefit agreements with the named executives as well as certain other of its senior officers. These agreements provide severance benefits if the executive's employment is terminated without cause within two (2) years after a change-in-control or within six (6) months before a change-in-control of the Corporation. For the purpose of these agreements, a "change-in-control" is defined as a purchase, merger, buyout, consolidation or other reorganization under the terms of which more than fifty percent (50%) of the combined voting power of the outstanding stock of the Corporation becomes held by any group of less than ten (10) individuals, a banking entity, a trust, a corporation, or any other business entity. Severance benefits will not be payable if the Corporation terminates the executive's employment for cause or if the executive resigns for reasons other than a substantial change in the terms or conditions of the executive's employment. An executive may resign as a result of a substantial change in the terms or conditions of his employment after a change-in-control and retain the benefits provided under the agreement. A substantial change in terms or conditions of employment will be deemed to have occurred if any of the following occurs: the Corporation reduces the executive's base salary; the Corporation discriminates against the executive as to bonuses, salary increases or fringe benefits; the executive is assigned duties which result in a significant reduction or material change in the executive's authority or responsibility; or the executive is relocated to a place in excess of twenty-five (25) miles from the location where the executive was based at the time the agreement was executed. The agreements continue indefinitely unless the Corporation takes action to terminate by giving notice at least two (2) years prior to the anniversary date of the agreements when the termination is to be effective. These agreements provide a severance benefit of a lump sum payment equal to one and one-half years salary and incentive bonus and continuation of benefits coverage for two (2) years. The agreements provide that benefits payable under them will be reduced or delayed to the extent necessary so that they would not become subject to any excise taxes imposed with respect to so-called "parachute payments" under the Internal Revenue Code of 1986, as amended.

Compensation of Directors

     The Corporation pays its Chairman of the Board a retainer of $3,000 per year and the Chairman of the Audit Committee a retainer of $1,000 per year. Each outside corporate director also receives 100 shares of the Corporation's stock and is paid a fee of $600 for each regular Board of Directors meeting attended, $250 for each conference call in which the director participates, $1,000 for each full day and $750 for each half day special Board of Directors meeting attended. In addition, directors who serve on the Corporation's audit committee are paid $250 for each committee meeting attended.

     Each outside director or nominee of the Corporation is also a director of Firstbank - Alma, Firstbank (Mt. Pleasant), Firstbank - West Branch, Firstbank - Lakeview, or Firstbank - St. Johns. Firstbank - Alma pays each outside director a fee for each regular Board of Directors meeting attended based on years served as a director. For each regular meeting, directors that have served up to six years receive $300, and six years and over receive $400. Each director attending a special full day Board of Directors meeting receives $750, and $400 for each half day meeting. In addition, directors of Firstbank - Alma who serve on a committee are paid $100 for each committee meeting attended.

     Firstbank - Alma, Firstbank (Mt. Pleasant), Firstbank - West Branch, Firstbank - Lakeview, and Firstbank - St. Johns pay the Chairmen of their Boards of Directors a retainer of 200 shares of Firstbank Corporation common stock per year, and each of their outside directors receives a retainer of 100 shares of Firstbank Corporation common stock

     In addition, Firstbank (Mt. Pleasant), Firstbank - West Branch, Firstbank - Lakeview, and Firstbank - St. Johns pay each director a fee of $300 for each regular Board of Directors meeting attended and $100 for each committee meeting attended. Firstbank (Mt. Pleasant), Firstbank - West Branch, and Firstbank - St. Johns also pays their outside directors a fee of $750 for each full day special board meeting and $400 for each half day special meeting. Directors of all the banks have the option of receiving meeting fees in cash or Firstbank Corporation common stock.

     Directors of the Corporation and each subsidiary bank may also elect to defer their director fees under the Firstbank Corporation Nonqualified Deferred Compensation Plan. Deferrals are discretionary and each director is permitted to select an investment option for the deferred fees under the Deferred Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Exchange Act requires the Corporation's directors, officers, and persons who own more than 10% of the Corporation's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). SEC regulations require such reporting persons to furnish the Corporation with copies of all such reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, the Corporation believes that, from January 1, 2000, through December 31, 2000, its directors, officers, and greater than 10% shareholders complied with all applicable filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All outside members of the Board of Directors of the Corporation serve as the compensation committee. Mr. Sullivan, the President and Chief Executive Officer of the Corporation, has served on the Board of Directors and participated in deliberations concerning compensation of other executive officers. Mr. Sullivan, however, has been excused from meetings at which decisions with respect to his own compensation have been made. The entire Board of Directors, except Mr. Sullivan, serves as a committee to administer the 1993 and 1997 Plans.

     Mr. Goggin is the owner of Goggin & Baker, a law firm which Firstbank - Alma has retained in prior years and proposes to retain in the current fiscal year. Mr. Jennings, who is retiring from the Board of Directors this year, is a partner of Jennings, Engemann & Benson, P.C., a law firm which has performed services for Firstbank - West Branch in prior years and which Firstbank - West Branch may continue to use for legal matters in the future. Mr. Carr is a partner and 50% owner of Carr and Mullendore, a law firm which has performed services for Firstbank - Lakeview in prior years and which Firstbank - Lakeview may continue to use for legal matters in the future. As to each of these law firms, fees paid by the Corporation and its subsidiaries did not exceed $60,000 in total and represented less than 5% of the gross revenues of the law firms during 2000.

     Directors and officers of the Corporation and their associates were customers of, and had transactions with, the Corporation's subsidiary banks in the ordinary course of business between January 1, 2000, and December 31, 2000. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors, officers, and their associates were current as of December 31, 2000.


RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The financial statements of the Corporation for the year ended December 31, 2000, have been examined by Crowe Chizek and Company LLP, certified public accountants, as independent auditors of the Corporation for the 2000 fiscal year. A representative of Crowe Chizek and Company LLP will be at the annual meeting of shareholders and will have an opportunity to make a statement and be available to answer appropriate questions. Crowe Chizek and Company LLP have been the Corporation's auditors for many years and have been reappointed by the Board of Directors as independent public accountants of the Corporation and its subsidiaries for the year ending December 31, 2001.

     Audit Fees

     Aggregate fees billed for professional services rendered for the audit of the Corporation's annual consolidated financial statements for the fiscal year ended December 31, 2000, and the review of financial statements included in the Corporation's Form 10-K filed with the Securities and Exchange Commission for that fiscal year were $75,700.

     Financial Information System Design and Implementation Fees

     No professional services were rendered by Crowe Chizek and Company LLP for the year ended December 31, 2000, with respect to, directly or indirectly, operating,  or  supervising  the  operation  of, the  Corporation's  information systems or managing the Corporation's local area network or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation's financial statements taken as a whole.

     All Other Fees

     The aggregate fees billed for services rendered by Crowe Chizek and Company LLP for services not covered under the two preceding captions totaled $31,960.

     The Corporation's Audit Committee has concluded that the provision of services covered under the preceding caption "All Other Fees" is compatible with Crowe Chizek and Company LLP maintaining their independence. None of the hours expended by Crowe Chizek's engagement to audit the Corporation's consolidated financial statements for the year ended December 31, 2000, were attributed to work performed by persons other than Crowe Chizek's full-time, permanent employees.


SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2002 annual meeting must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting by November 29, 2001. Shareholder proposals should be made in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and should be addressed to Samuel
G. Stone, Secretary, Firstbank Corporation, 311 Woodworth Avenue, Alma, Michigan 48801. Proxies to be solicited by the Corporation to vote at the annual meeting of shareholders to be held in 2002 may confer discretionary authority on the persons named as proxies to vote on any matter if the Corporation does not have notice of the matter by February 9, 2002.

                                   APPENDIX A

                              FIRSTBANK CORPORATION
                             AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of at least three directors who are independent of the management of the corporation and subsidiaries, as defined by NASD, and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. Each member must be or must become financially literate and one member must have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

         o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its subsidiaries. The independent auditors are ultimately responsible to the directors and audit committee.

         o Receive from the independent auditors a written statement delineating all relationships between the independent auditors and the Corporation and subsidiaries. The audit committee will discuss these relationships with the independent auditors to determine if there is any impact on the independence of the independent auditor.

         o Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

       o Discuss with management, or at a minimum, the chairman of the audit committee shall discuss with management, the quarterly financial results prior to the submission of the Corporation's quarterly report on form 10-Q. The chairman shall also communicate with the independent accountant performing the quarterly review whether any matters need to be communicated in accordance with SAS 61.

       o Review with the independent auditors, the Corporation's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

       o Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

       o Receive prior to each meeting, a summary of findings from completed internal audits and discuss with the internal auditors the status of the internal audit plan, with explanations for any deviations from the original plan.

       o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be review.

       o Annually prepare the required report to shareholders as required by the SEC.

       o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

       o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

       o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

       o Review and discuss the adequacy of the audit committee charter at least annually.

                                                           Firstbank Corporation




                                      2000
                                  Annual Report



This 2000 Annual Report contains audited financial statements and a detailed financial review. This is Firstbank Corporation's 2000 annual report to shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the "SEC") except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2000 Report to Shareholders accompanies this proxy statement. That report presents information concerning the business and financial results of Firstbank Corporation in a format and level of detail that we believe shareholders will find useful and informative. Shareholders who would like to receive even more detailed information than that contained in this 2000 Annual Report are invited to request our Annual Report on Form 10-K.

Firstbank Corporation's Form 10-K Annual Report to the Securities and Exchange Commission will be provided to any shareholder without charge upon written request. Requests should be addressed to Samuel G. Stone, Chief Financial Officer, Firstbank Corporation, 311 Woodworth Avenue, P.O. Box 1029, Alma, Michigan 48801-6029.

                               PRESIDENT'S MESSAGE

TO OUR SHAREHOLDERS:

On behalf of the employees, officers, and directors of Firstbank Corporation, I am pleased to report that we enjoyed record profits and growth during 2000, which was a year marked by steadily rising interest rates, stock market volatility, and further consolidation within the financial services industry. We achieved these results by maintaining our focus on asset quality, balance sheet growth, and customer service, while continuing to position ourselves as the community banking alternative to regional and national providers.

This report will highlight some of our achievements during 2000, and will introduce you to several of the individuals who serve as directors on the boards of our subsidiary banks. These individuals, along with all of their fellow directors, provide unique links to our communities and customers that give us a market advantage over our larger competitors. Their contributions to the growth and success of our banks, our Company, and the communities we serve, are sincerely appreciated.

Earnings. Net income for 2000 was $8,543,000 which was the highest level of earnings ever achieved by our Company. These earnings represent $1.73 diluted earnings per share adjusted for the 5% stock dividend paid in December 2000, a 9.50% increase over the $1.58 diluted earnings per share in 1999. These record earnings improved our return on average equity to 13.63% from the 13.23% posted in 1999.

Asset Quality. We maintained our focus on asset quality during 2000 realizing that an economic downturn may occur in the near future. Net charge offs during 2000 were very low, representing only .04% of average loans. The reserve for loan losses now exceeds $9,857,000 which represents 1.64% of total loans at year end. Our net charge off ratio continues to compare favorably with our peer banks. When coupled with our high quality loan portfolio, strong independent loan review program, and sustained history of low loan losses, we believe our reserves for potential loan losses appropriately reflect the inherent risks.

Growth. Total assets and total loans reached record levels on December 31, 2000. Total assets increased 13% during the year to $733 million at year end. Total loans increased to $601 million, an 18.3% increase when compared with total loans of $508 million at year end 1999. In addition to strong growth within our current markets, growth was stimulated by two specific initiatives within the Company. Our newest bank subsidiary, Firstbank - St. Johns, opened in June 2000 and had over $22 million of total assets by year end, which was substantially ahead of our initial projections. Firstbank in Mt. Pleasant continued to emphasize the "Commercial Loan Participation" program, introduced in September 1999, through which other banks may service their large customer loan requests in cooperation with Firstbank. Over $25 million of loans were approved through this program during 2000. In addition to generating high quality earning assets for our Company, this program has helped to establish and improve our relationships with other Michigan community banks.

Expansion. In addition to establishing Firstbank - St. Johns we entered several new lines of business during 2000 in an effort to enhance and expand our mortgage lending business. In March of 2000 we opened 1st Title, which is a title insurance agency providing service to customers of all five of our banks as well as to other real estate professionals. In June we acquired Gladwin Land Company, Inc. which provides real estate appraisal services throughout central and northeastern Michigan. In November we formed 1st Realty, Inc., in order to acquire a real estate agency in West Branch, and in January 2001 we merged 1st Realty with C.A. Hanes Real Estate Company, a leading real estate agency in that area of Michigan. These organizations all complement our core banking business, and provide us the tools to more quickly and economically serve the needs of customers involved in real estate transactions. We believe that our ability to be a "one stop" source of real estate services for both our customers, and the customers of other lenders doing business in our markets, will result in additional fee income in the future.

Efficiency. During 2000 we continued to closely monitor all of our costs in an effort to operate as economically as possible. A centralized purchasing function was established, and the adoption of the "Firstbank" name and logo by each of our bank affiliates will reduce future costs while simultaneously improving our customer service and brand recognition.

Management. We continue to have strong management teams at each of our subsidiaries, and the holding Company staff has been strengthened during the year to assure the highest level of service to all of our customers. Mr. Samuel
G. Stone joined the Company in November 2000 as Vice President and Chief Financial Officer with substantial financial experience in a regional bank holding company. His particular knowledge in the areas of capital management, strategic planning, and mergers and acquisitions will serve us well in the future. Mr. David Miller, who had been serving as Senior Vice President of Firstbank - Lakeview, was appointed Vice President of the Company in December 2000 and is now responsible for human resources, training, sales, and marketing.

Shareholder Return. During 2000 the total return to Firstbank Corporation shareholders (including reinvestment of cash dividends) was 5.1%, bringing the compound average annual return to 21.1% during the last five years. An investment in the S&P 500 for that same five year period has produced a compound average annual return of 18.3%, while the KBW 50 and NASDAQ Bank indexes (which are composites of large bank and smaller bank results) had five year returns of 21.0% and 19.2%, respectively. Our stock price has reflected the volatility of the stock market during the past few years, but as these returns indicate, our total return to shareholders compares favorably to the benchmarks. Be assured that we remain committed to increasing shareholder value, and that our focus on growth, asset quality and earnings should result in improved valuation of our stock over the long term.

Strategy. Our Company's fundamental strategy is that community banks which have strong local boards and management teams, focused on growth and asset quality, will outperform regional and national competitors, to the benefit of shareholders, customers, communities, and employees. Continued consolidation within the industry will present us with additional opportunities for further expansion of our concept of community banking, and we look forward to a bright future.

In conclusion, I would like to thank Chuck Jennings and Bob Smith for their 13 years of service as directors of our West Branch bank and Alan Stone for his eight years of service as a director of our Alma bank. The dedication of these individuals has been greatly appreciated. We would also like to thank Chuck Jennings for his services as a corporate board member for the past 12 years. We wish these gentlemen well in their retirement.

I would like to thank our dedicated and hard-working staff members. Now over 400 strong, they have made our success possible. It is the quality of our people that allows us to provide the products and the services that retain and attract customers to our Company. Their efforts are sincerely appreciated.

Thank you for your investment in Firstbank Corporation. We appreciate the support and encouragement of our shareholders, and always welcome your comments or suggestions.

Respectfully submitted,


/s/ Thomas R. Sullivan
Thomas R. Sullivan
President & Chief Executive Officer

                              FINANCIAL HIGHLIGHTS
                              Firstbank Corporation

For the year:                                                   2000            1999           1998           1997            1996
                                                                ----            ----           ----           ----            ----
(In Thousands of Dollars, except per share data)
  Interest income                                            $54,332         $46,062         $44,484        $37,864         $31,016
  Net interest income                                         28,805          26,779          25,131         21,334          17,735
  Provision for loan losses                                      736             514           1,177          1,398           1,838
  Noninterest income                                           5,431           5,369           5,868          3,697           3,297
  Noninterest expense                                         21,052          20,068          19,402         15,825          12,790
  Net income                                                   8,543           8,036           7,303          5,558           4,643

At year end:
  Total assets                                               733,267         650,552         603,014        536,322         404,571
  Total earning assets                                       679,322         598,915         555,254        486,949         372,777
  Loans                                                      600,767         508,238         441,028        404,808         314,620
  Deposits                                                   537,224         491,404         494,053        445,666         358,669
  Other borrowings                                           122,259          90,203          40,894         28,823           9,072
  Shareholders' equity                                        64,204          61,032          59,775         54,532          33,088

Average balances:
  Total assets                                               687,190         607,443         560,938        460,439         372,829
  Total earning assets                                       637,317         561,045         516,455        427,640         350,500
  Loans                                                      553,201         464,550         414,316        353,061         290,181
  Deposits                                                   510,194         491,368         467,615        395,883         324,135
  Other borrowings                                           105,593          47,120          29,065         17,948          14,145
  Shareholders' equity                                        62,675          60,752          56,258         41,240          30,640

Per share:(1)
  Basic earnings                                                1.76            1.62            1.47           1.28            1.18
  Diluted earnings                                              1.73            1.58            1.41           1.24            1.16
  Cash dividends                                                 .65             .58             .50            .41             .32
  Shareholders' equity                                         13.46           13.00           11.97          10.97            8.36

Financial ratios:
  Return on average assets                                     1.24%           1.32%           1.30%          1.21%           1.25%
  Return on average equity                                    13.63%          13.23%          12.98%         13.48%          15.15%
  Average equity to average assets                             9.12%          10.00%          10.03%          8.96%           8.22%
  Dividend payout ratio                                       36.73%          35.76%          34.16%         33.51%          27.94%

               Firstbank - Lakeview results are included from August 8, 1997, the date of acquisition
               Firstbank - St. Johns results are included from June 16, 2000, the date of inception
               Gladwin Land Company results are included from May 8, 2000, the date of acquisition
(1) All per share amounts adjusted for stock dividends and stock split


The Company's Form 10-K Annual Report to the Securities and Exchange Commission will be provided to any shareholder without charge upon written request. Requests should be addressed to Samuel G. Stone, Chief Financial Officer, Firstbank Corporation, 311 Woodworth Avenue, P. O. Box 1029, Alma, Michigan 48801-6029.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section of the annual report is to provide a narrative discussion about Firstbank Corporation's financial condition and results of operations. Please refer to the consolidated financial statements and the selected financial data presented in this report in addition to the following discussion and analysis.


RESULTS OF OPERATIONS

Highlights

The Company posted record net earnings for the ninth consecutive year. Net income of $8,543,000 exceeded 1999 results of $8,036,000 by 6.3%. For the past five years, net income has increased at an annual compound growth rate of over 17%. The Company's results reflect continued strength of core banking activities as opposed to the effect of nonrecurring or unusual factors. Contributing to the record results of 2000 was an $80 million increase in earning assets.

Management believes that standard performance indicators help evaluate the Company's performance. The Company posted a return on average assets of 1.24%, 1.32% and 1.30% for 2000, 1999 and 1998, respectively. Total average assets increased $80 million in 2000, $47 million in 1999, and $100 million in 1998. Return on average equity was 13.63% in 2000 compared to 13.23% and 12.98% in 1999 and 1998. Average equity increased $2 million in 2000. Basic earnings per share were $1.76, $1.62 and $1.47 for 2000, 1999, and 1998. Diluted earnings per share were $1.73, $1.58, and $1.41 for the same time periods. In 1999 and 2000, the Company repurchased 180,150 and 258,319 shares of its common stock, completing the Board authorized repurchase program. The interest cost of funding the repurchase contributed to the decline in return on average assets in 2000. However, the repurchase helped to maintain capital at the appropriate level and allow growth in net income to result in increasing return on equity.

Net Interest Income

The core business of the Company is earning interest on loans and securities and paying interest on deposits and borrowings. In successfully managing this business, the Company has increased its net interest income by $2 million for 2000, for a 7.5% gain when compared to 1999. Net interest margin declined to 4.63% in 2000 compared to 4.92% in 1999 and 5.06% in 1998, but remains competitive among peer performance. During 2000, the Company's loan to deposit ratio was 104% compared to 93% in 1999 and 87% in 1998. Net end of period loans grew $92 million or 18% during 2000.

A critical task of management is to price assets and liabilities so that the spread between the interest earned on assets and the interest paid on liabilities is maximized without unacceptable risks. While interest rates on earning assets and interest bearing liabilities are subject to market forces, in general the Company can exert more control over deposit costs than earning asset rates. Loan products carry either fixed rates of interest or rates tied to market indices determined independently. The Company sets its own rates on deposits, providing management with some flexibility in determining the timing and proportion of rate changes for the cost of its deposits. However, competitive forces and the need to maintain and grow deposits as a funding source place limitations on the degree of control over deposit rates.

The following table presents a summary of net interest income for 2000, 1999, and 1998. In 2000, the average rate realized on earning assets was 8.65%, an increase of 28 basis points from the 1999 results of 8.37%, and a 17 basis point reduction from the rate of 8.82% realized in 1998. In 1998, the prime rate was reduced 25 basis points three times during the fourth quarter. Prime rate changes in 1999 reversed the 1998 actions with three increases of 25 basis points each during the last half of 1999. During 2000, the prime rate increased 25 basis points twice in the first quarter, another 50 basis points in the second quarter, then was unchanged for the balance of the year. As the prime rate decreases, management expects the yield on earning assets to decrease. At December 31, 2000, slightly over 18% of the loan portfolio was comprised of variable rate instruments. Those loans will reprice monthly or quarterly as rates change. The remaining 82% of the loan portfolio is made up of fixed rate loans that do not reprice until maturity. Of the fixed rate loans, approximately $121 million or 23% of the loan portfolio mature within the next twelve months and are subject to rate adjustments at maturity.

Summary of Consolidated Net Interest Income
                                                 Year Ended                    Year Ended                      Year Ended
                                              December 31, 2000             December 31, 1999               December 31, 1998
                                              -----------------             -----------------               -----------------
(In Thousands of Dollars)               Average             Average    Average              Average   Average              Average
                                        Balance   Interest    Rate     Balance    Interest   Rate     Balance    Interest    Rate
Average Assets
  Interest earning assets:
    Taxable securities                  $ 52,590   $  3,365  6.40%     $ 60,033   $  3,651   6.08%   $ 55,861    $  3,431   6.15%
    Tax exempt securities (1)             29,584      2,267  7.66        33,307      2,572   7.72      33,455       2,589   7.74
                                        --------    -------             -------    -------            -------     -------
      Total securities                    82,174      5,632  6.85        93,340      6,223   6.67      89,316       6,020   6.74

    Loans (1) (2)                        551,357     49,237  8.93       462,516     40,467   8.75     412,884      38,768   9.39
    Federal funds sold                     3,290        209  6.35         4,190        208   4.96      13,446         728   5.41
    Interest bearing deposits                496         26  5.24           999         55   5.50         809          42   5.20
                                      ----------  ---------           ---------  ---------          ---------   ---------
      Total earning assets               637,317     55,104  8.65       561,045     46,953   8.37     516,455      45,558   8.82

  Nonaccrual loans                         1,844                          2,034                         1,432
  Less allowance for loan loss            (9,754)                    (9,213)                        (8,543)
  Cash and due from banks                 20,160                         18,877                        19,173
  Other non earning assets                37,623                         34,700                        32,421
                                        --------                       --------                      --------
      Total assets                      $687,190                       $607,443                      $560,938
                                         =======                        =======                       =======

Average Liabilities
  Interest bearing liabilities:
    Demand                              $131,998    $ 4,409  3.34%     $143,828    $ 4,662   3.24%   $126,030      $4,440   3.52%
    Savings                               70,461      1,668  2.37        72,412      1,776   2.45      67,085       1,734   2.58
    Time                                 231,367     13,044  5.64       204,417     10,485   5.13     211,243      11,718   5.55
    Federal funds purchased and
      repurchase agreements               41,901      2,277  5.43        29,343      1,385   4.72      17,601         757   4.30
    Notes payable                         63,692      4,129  6.48        17,777        975   5.49      11,464         704   6.14
                                        --------    -------            --------   --------          ---------     -------
      Total interest bearing liabilities 539,419     25,527  4.73       467,777     19,283   4.12     433,423      19,353   4.47

  Demand deposits                         76,368                         70,711                        63,257
                                        --------                       --------                      --------
      Total funds                        615,787                        538,488                       496,680

  Other non interest bearing liabilities   8,728                          8,203                         8,000
                                        --------                      ---------                     ---------
      Total liabilities                  624,515                        546,691                       504,680

  Average shareholders' equity            62,675                         60,752                        56,258
                                        --------                       --------                      --------
       Total  liabilities and
       shareholders' equity             $687,190                       $607,443                      $560,938
                                         =======                        =======                       =======

  Net interest income (1)                          $ 29,577                        $27,670                        $26,205
                                                    =======                         ======                         ======

  Rate spread (1)                                             3.92%                           4.25%                        4.35%
                                                              ====                            ====                         ====

  Net interest margin (percent of
    average earning assets)  (1)                              4.63%                           4.92%                        5.06%
                                                              ====                            ====                         ====

(1) Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.
(2) Interest income includes amortization of loan fees of $1,302,000, $1,312,400, and $1,726,000 respectively. Interest on nonaccrual loans is not included.

As rates decline, maturing investment securities could not be replaced with comparable securities bearing higher yields than available a year ago, although yields would not necessarily be lower than the yields on maturing securities. Much of the current investment portfolio was purchased in rate environments similar to the current rate conditions. Although management expects to lose some yield when replacing investment securities, they do not believe that the decrease will equate to the basis point decline seen in the prime rate.

The average rate paid on interest bearing liabilities was 4.73% in 2000 compared to 4.12% and 4.47% in 1999 and 1998 respectively. Deposit products have experienced increases in cost over the past year as interest rates paid grew in response to the rise in prime rate. As the prime rate increased in 2000, deposit rates have also climbed, but not as fast or to the extent of the changes in the prime rate. The company has funded a portion of its loan growth with borrowings from the Federal Home Loan Bank. Average outstanding balances increased over $38 million in 2000. While these borrowings are an economical method of funding loans, the cost is higher than the Company's core deposit costs. The average rate of Federal Home Loan Bank funding increased 90 basis points in 2000 to 6.37% when compared to 1999 rates of 5.47%. However, Federal Home Loan Bank rates have begun to decrease along with decreases in the Federal Funds rates.

The 2000 rate spread of 3.92% is 33 basis points lower than 1999 results of 4.25% and a 43 basis point reduction from 4.35% in 1998. Tax equivalent net interest income increased $1.9 million in 2000 as total average earning assets grew $76 million. Net interest margin of 4.63% for 2000 was 29 basis points less than the 1999 results. Although net interest margin decreased, the Company is performing competitively among peers in this critical measurement. Decreases in both net interest margin and rate spread are the result of rates on average earning assets increasing 28 basis points while the average cost of interest bearing liabilities increased 61 basis points. Average earning assets represented 93% and 92% of total average assets in 2000 and 1999.

Provision for Loan Losses

The provision for loan losses was $736,000 in 2000 compared to $514,000 in 1999 and $1.2 million in 1998. The increases in the provision for loan losses in 2000 reflect the growth in the loan portfolio, as net charge offs and nonperforming loans remained at very low levels. At December 31, 2000, the allowance for loan losses as a percent of total loans was 1.64% compared to 1.83% and 2.05% at December 31, 1999, and December 31, 1998, respectively. Net charged off loans totaled $196,000 in 2000 compared to $245,000 in 1999 and $243,000 in 1998.
During 2000, over $628,000 of recoveries were realized contributing to the year's strong results. Recoveries in 1999 were $554,000 and in 1998 were $469,000. Net charged off loans as a percent of average loans were .04% in 2000 compared to .05% in 1999 and .06% in 1998. Total nonperforming assets were .46% of ending loans at December 31, 2000, compared to .67% and .46% at the two previous year ends. Management maintains the allowance for loan losses at a level considered appropriate to absorb losses in the portfolio. The allowance balance is established after considering past loan loss experience, current economic conditions, volume, growth and composition of the portfolio, delinquencies and other relevant factors.

Noninterest Income

After a decrease of $499,000, or 8.5%, from 1998 to 1999, total noninterest income increased $62,000 in 2000. Service charges on deposit accounts increased $128,000, or 8.12%, from 1999 to 2000. Climbing interest rates in 1999 and the level of interest rates in 2000 steeply curtailed the mortgage refinancing market. Trust fees declined $3,000 in 2000, after having increased $53,000 in 1999, as market conditions and the distribution of certain trust assets offset growth of fees in 2000.

Other noninterest income posted gains of $255,000, or 11%, when comparing 2000 to 1999. Of this increase over $137,000 was from the recognition of market gains and dividends on the investments underlying the balances in the deferred compensation accounts. A comparable entry is recorded in other noninterest expense creating no impact on total net income. Excluding these gains and dividends, other noninterest income increased $118,000, or 5%, in 2000.

Noninterest Expense

Salary and benefit expense increased $839,000, or 8.0%, during 2000. The increase is the result of normal salary increments and merit raises, and, in addition, the Company opened its new full service bank in St. Johns, Michigan, during 2000, requiring the addition of personnel. The company employed twenty-three more full time equivalent employees at the end of 2000 than at the same time in 1999, resulting in the additional increase in salary and employee benefit cost.

Amortization of intangibles increased $127,000 or 21% in 2000 when compared to 1999. Additional intangible expense was incurred due to the acquisition of Gladwin Land, Inc., by Firstbank Corporation and a subsidiary's acquisition of a real estate brokerage company, and the assets of another real estate brokerage firm.

Other noninterest expense decreased by 3%, or $146,000 in 2000. Management continues to search for more efficient means of delivering services.

Federal Income Tax

The company's effective tax rates were 31%, 31% and 30% for 2000, 1999 and 1998. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Company's investment in securities and loans which provide income exempt from federal income tax.

FINANCIAL CONDITION

Total assets at December 31, 2000, were $733 million, exceeding the December 31, 1999, assets of $651 million by $82 million or 13%. Loans grew $93 million or 18.2% during 2000 with commercial loans leading the advance by $51 million or 22.5%. Real estate mortgages grew by $35 million, or 16.9%, while consumer loans posted a moderate $7 million increase or 8.8%. The start up bank and acquisitions accounted for $22 million assets at Firstbank - St. Johns, $500,000 at Gladwin Land, and $620,000 at our real estate subsidiary, now known as C.A. Hanes Realty, Incorporated ("C.A. Hanes").

The following table provides information on the changes in loan balances and mortgages serviced for others during 2000:

                                                                     (In Thousands of Dollars)
                                                    2000               1999              Change             % Change
                                                    ----               ----              ------             --------
        Loans Held for Sale                     $    1,018         $    1,117        $     (99)               (8.9%)
        Commercial                                 279,060            227,855           51,205                22.5%
        Real Estate Mortgages                      238,899            204,062           34,837                17.1%
        Consumer                                    81,790             75,204            6,586                 8.8%
                                                 ---------          ---------          -------
          Total                                   $600,767           $508,238          $92,529                18.2%

        Mortgages serviced for others             $238,800           $233,660         $  5,140                 2.2%

A portion of the loan growth was funded by a $14 million or 15.6% reduction in the investment securities portfolio.

Premises and equipment increased $753,000 after recognized depreciation of $1,394,000. Several projects contributed to this increase. During 2000, the Company opened a new affiliate bank and purchased Gladwin Land, Incorporated. One affiliate converted a previously purchased property into a new branch which opened in May, 2000, and one affiliate purchased 1st Realty, Incorporated (which later merged with C.A. Hanes).

Total deposits increased at the end of 2000 to $537 million, an increase of $45.8 million, or 9%. While interest demand accounts declined a modest .5%, or $700,000, noninterest demand deposits increased $4.5 million or 6% for a net increase in demand deposit products of $3.8 million. Savings accounts declined $2 million, or 2.6%, while time deposits increased $44 million, or 21%. Securities sold under agreements to repurchase remained constant at $22 million.

Notes payable increased $45.6 million at December 31, 2000, as compared to December 31, 1999. As loan growth has outstripped deposit growth, the Company used Federal Home Loan Bank borrowings and reductions in investments to fund the increase in loans. Overnight borrowings decreased $13.6 million from year end 1999 to 2000. Note J has a more complete discussion of borrowings.

Asset Quality

Management continues to follow a conservative course in the recognition of problem loans. In most cases, when a loan reaches 90 days past due, all income earned but not collected is deducted from current income. Loans are carried at an amount which management believes will be collected. A balance considered not collectible is charged against (reduction of) the allowance for loan losses. In 2000, net charged off loans were $196,000 compared to $245,000 in 1999. Net charged off loans as a percentage of average loans were .04% and .05% in 2000 and 1999.

Nonperforming loans are defined as nonaccrual loans, loans 90 days or more past due, and any loans where the terms have been renegotiated. Total nonperforming loans were $2.2 million and $2.9 million at December 31, 2000 and 1999. The investment in impaired loans was $5.8 million at December 31, 2000, compared to $4.7 million at December 31, 1999. Please refer to Note F to the consolidated financial statements for more information on impaired loans. Total nonaccrual loans were $1.7 million at December 31, 2000, compared to $2.2 million at the end of 1999.

The allowance for loan losses increased $540,000 or 5.8% during 2000. The allowance for loan losses represents 1.64% of outstanding loans at the end of 2000 as compared to 1.83% at December 31, 1999. Management maintains the allowance at a level which they believe adequately provides for losses inherent in the loan portfolio. Such losses are estimated by a variety of factors, including specific examination of certain borrowing relationships and consideration of historical losses incurred on certain types of credits. Management focuses on early identification of problem credits through ongoing review by management, loan personnel and an outside loan review specialist.

LIQUIDITY AND INTEREST RATE SENSITIVITY

Asset liability management aids the Company in achieving reasonable and predictable earnings and liquidity while maintaining a balance between interest earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of the Company's customers. These customers may be either borrowers needing to meet their credit needs or depositors wanting to withdraw funds. Management of interest rate sensitivity attempts to avoid widely varying net interest margins and to achieve consistent net interest income through periods of changing interest rates. The net interest margin was 4.63% in 2000 compared to 4.92% in 1999. Loan yields were 8.93% in 2000 compared to 8.75% in 1999. Deposit costs increased 31 basis points from 4.10% in 1999 to 4.41% in 2000. Notes payable increased as a funding source, with average balances of $63,692,000 in 2000 compared to $17,777,000 in 1999. In 2000, the average cost of funds on notes payable was 6.48%, compared to 4.41% on deposits.

An increase in deposit rates affects most rates currently paid and, therefore, has an immediate negative impact on net interest margin. With the exception of variable rate loans, an increase in loan rates does not affect the yield until a new loan is made. The prime rate increased 25 basis points twice during the first quarter of 2000 and an additional 50 basis points during the second quarter and then remained unchanged for the last two quarters. In addition to the increased reliance on notes payable, competition for both loans and deposits caused margins to shrink in 2000.

The principal sources of liquidity for the Company are maturing securities, federal funds purchased or sold, loan payments by borrowers, investment securities, loans held for sale and deposit or deposit equivalent growth.
Securities maturing within one year at December 31, 2000, were $26.6 million compared to $26.8 million at December 31, 1999.

The following table shows the interest sensitivity gaps for five different intervals as of December 31, 2000:

                                                       Maturity or repricing frequency
                                                       -------------------------------
                                                            (Dollars in millions)
                                                   2 days          4 mos.          13 mos.
                                                   through         through         through
                                     1 day         3 mos.          12 mos.         5 yrs.         5+ yrs.
Interest earning assets:
Loans                              $  94.9        $  67.1          $  87.8         $291.7         $59.2
Investment securities                  4.4            6.7              6.9           31.5          26.7
Other earning assets                   0.8
                                   -------
     Total                           100.1           73.8             94.7          323.2          85.9

Interest bearing liabilities:
Deposits                             284.9           72.6            130.5           49.2
Other bearing liabilities             16.7           21.4              5.9           22.8          55.5
                                    ------           ----          -------         ------          ----
     Total                           301.6           94.0            136.4           72.0          55.5

Interest sensitivity gap            (201.5)         (20.2)           (41.7)         251.2          30.4

Cumulative gap                      (201.5)        (221.7)          (263.4)         (12.2)         18.2

For the one day interval, maturities of interest bearing liabilities exceed those of interest earning assets by $201.5 million. Included in the one day maturity classification are $284.9 million savings and checking accounts which are contractually available to the Company's customers immediately, but in practice, function as core deposits with considerably longer maturities. The pattern of interest sensitive liability maturities exceeding interest sensitive assets changes through the five year time frame resulting in a cumulative effect of $12.2 million through five years. For the time period greater than five years, the positive trend continues so that interest sensitive assets exceed interest sensitive liabilities by $18.2 million.

Showing a negative gap through the five year period in a rising rate scenario, as the Company experienced in 2000, does not necessarily result in a corresponding decline in net interest income. In practice, the affiliate banks are able to ameliorate the adverse impact of rising prime rates by trailing the prime rate increases with deposit rate increases, and adjusting interest paid rates less than the total change in the prime rate.

Interest rate sensitivity varies with different types of interest earning assets and interest bearing liabilities. Overnight investments, on which rates change daily, and loans tied to the prime rate differ considerably from long term investment securities and fixed rate loans. Time deposits over $100,000 and money market accounts are more interest sensitive than regular savings accounts. Comparison of the repricing intervals of interest earning assets to interest bearing liabilities is a measure of the interest sensitivity gap. Balancing this gap is a continual challenge in a changing rate environment. The Company uses a sophisticated computer program to perform analysis of interest rate risk, assist with its asset liability management, and model and measure interest rate sensitivity.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company faces market risk to the extent that both earnings and the fair values of its financial instruments are affected by changes in interest rates. The Company manages this risk with static GAP analysis and simulation modeling. Throughout 2000, the results of these measurement techniques were within the Company's policy guidelines. While the Company did begin relying more on Federal Home Loan Bank borrowings in 2000, the Company does not believe that there has been a material change in the nature of the Company's primary market risk exposures, including the categories of market risk to which the Company is exposed and the particular markets that present the primary risk of loss to the Company, or in how those exposures were managed in 2000 as compared to 1999. As of the date of this annual report, the Company does not know of or expect there to be any material change in the general nature of its primary market risk exposure in the near term.

The Company's market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors which are outside of the Company's control. All information provided in response to this item consists of forward looking statements. Reference is made to the section captioned "Forward Looking Statements" in this annual report for a discussion of the limitations on the Company's responsibility for such statements.

The following tables provide information about the Company's financial instruments that are sensitive to changes in interest rates as of December 31, 2000 and 1999. They show expected maturity date values for loans and investment securities which were calculated without adjusting the instruments' contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing. The Company believes that repricing dates, as opposed to expected maturity dates may be more relevant in analyzing the value of such instruments and are reported as such in the following tables. Fair value is computed as the present value of expected cash flows at rates in effect at the date indicated.

December 31, 2000                                                  (In Thousands of Dollars)                             Fair Value
-----------------                            2001        2002      2003       2004      2005      Thereafter    Total     12/31/00
                                             ----        ----      ----       ----      ----      ----------    -----     --------
Rate sensitive assets:
  Fixed interest rate loans                120,718      83,055    96,225     62,427     56,460      72,315     491,200     489,710
    Average interest rate                    8.19%       8.46%     8.35%      8.06%      8.28%       8.32%
  Variable interest rate loans              53,178       7,642    10,645      7,503     17,166      13,433     109,567     109,836
    Average interest rate                    9.87%      10.31%    10.13%     10.29%      9.74%       9.51%
  Fixed interest rate securities            14,385      10,909     6,784      8,371      4,628      30,880      75,957      75,957
    Average interest rate                    6.31%       5.99%     7.29%      6.64%      6.76%       5.76%
  Variable interest rate securities                                                                    218         218         218
    Average interest rate                                                                            7.51%
  Other interest bearing assets              2,380                                                               2,380       2,380
    Average interest rate                    5.08%
Rate sensitive liabilities:
  Savings & interest bearing checking      204,108                                                             204,108     204,108
    Average interest rate                    2.94%
  Time deposits                            203,394      28,218    11,130      5,212      4,028         839     252,821     254,987
    Average interest rate                    5.96%       6.09%     5.90%      5.65%      6.45%       5.91%
  Fixed interest rate borrowings            31,850       1,500     7,000          0     11,304      48,948     100,602      96,174
    Average interest rate                    7.10%       6.85%     6.04%         0%      5.70%       5.55%
  Variable interest rate borrowings            (0)                                                                 (0)           0
    Average interest rate                       0%
  Repurchase Agreements                     21,657                                                              21,657      19,194
    Average interest rate                    4.05%

December 31, 1999                                                     (In Thousands of Dollars)                          Fair Value
-----------------                            2000        2001      2002       2003      2004      Thereafter    Total     12/31/99
                                             ----        ----      ----       ----      ----      ----------    -----     --------
Rate sensitive assets:
  Fixed interest rate loans               $103,084     $67,718   $76,174    $57,290    $53,702     $62,682    $420,650    $413,094
    Average interest rate                    8.36%       8.56%     8.33%      8.29%      8.16%       8.46%
  Variable interest rate loans            $ 40,910     $ 8,642   $ 8,274    $ 8,791    $ 9,583     $11,388    $ 87,588    $ 86,024
    Average interest rate                    9.08%       9.28%     9.55%      9.38%      9.24%       9.17%
  Fixed interest rate securities          $ 19,163     $15,143   $10,583    $ 6,481    $ 7,891     $30,785    $ 90,046    $ 90,046
    Average interest rate                    6.76%       5.93%     6.08%      6.09%      5.82%       5.77%
  Variable interest rate securities                                                                $   220    $    220    $    220
    Average interest rate                                                                            6.32%
  Other interest bearing assets           $    411                                                            $    411    $    411
    Average interest rate                    4.63%
Rate sensitive liabilities:
  Savings & interest bearing checking     $206,723                                                            $206,723    $206,723
    Average interest rate                    2.99%
  Time deposits                           $160,325     $26,067   $11,274    $ 6,647    $ 4,497     $    27    $208,837    $207,705
    Average interest rate                    5.02%       5.45%     5.67%      5.43%      5.57%       6.23%
  Fixed interest rate borrowings          $ 48,550     $   250              $ 7,000                $ 3,664    $ 59,464    $ 58,953
    Average interest rate                    5.70%       5.56%                5.08%                  6.04%
  Variable interest rate borrowings       $  9,220                                                            $  9,220    $  9,142
    Average interest rate                    5.44%
  Repurchase Agreements                   $ 21,519                                                            $ 21,519    $ 21,519
    Average interest rate                    4.05%

CAPITAL RESOURCES

The  Company  obtains  funds  for  its  operating   expenses  and  dividends  to
shareholders through dividends from its subsidiary banks. In general, the subsidiary banks pay only those amounts required to meet holding company cash requirements. No excess liquidity is accumulated at the holding company, rather capital is maintained at the subsidiary banks to support growth.

Bank regulators have established risk based capital guidelines for banks and bank holding companies. Minimum capital levels are established under these guidelines. Each asset category is assigned a perceived risk weighting. Off balance sheet items, such as loan commitments and standby letters of credit, also require capital allocations.

As of December 31, 2000, the Company's total capital to risk weighted assets exceeded the minimum requirement for capital adequacy purposes of 8% by 3.28%, or $18 million, Tier 1 capital to risk weighted assets exceeded the minimum of 4% by 6.03%, or $33 million, and Tier 1 capital to average assets exceeded the minimum of 4% by 3.77%, or $26 million. For a more complete discussion of capital requirements, please refer to Note R to the consolidated financial statements.

The Federal Deposit Insurance Corporation insures specified customer deposits and assesses premium rates based on defined criteria. Insurance assessment rates may vary from bank to bank based on the factors that measure the perceived risk of a financial institution. One condition for maintaining the lowest risk assessment, and therefore the lowest insurance rate, is the maintenance of capital at the "well capitalized" level. Each of the Company's affiliate banks has exceeded the regulatory criteria for a "well capitalized" financial institution, and is paying the lowest assessment rate assigned by FDIC.

A certain level of capital growth is desirable to maintain a good ratio of equity to total assets. The compound annual growth rate for total average assets for the past five years was 15.8%. The compound annual growth rate for average equity over the same period was 17.9%.

Management has determined one way of maintaining capital adequacy is to maintain a reasonable rate of internal capital growth. The percentage return on average equity times the percentage of earnings retained after dividends equals the internal growth percentage. The following table illustrates this relationship:

                                                                     2000         1999         1998
                                                                     ----         ----         ----
                  Return on Equity                                  13.63%       13.23%       12.98%
                      multiplied by
                  Percentage of Earnings Retained                   63.27%       64.22%       65.84%
                      equals
                  Internal Capital Growth                            8.63%        8.49%        8.55%

The Company has retained between 63% and 66% of its earnings from 1998 to 2000. To maintain sufficient capital, management has determined that the rate of internal capital growth should exceed 5% and keep pace with asset growth over time. To achieve the goal of acceptable internal capital growth, management intends to continue its efforts to increase the Company's return on average equity while maintaining a reasonable cash dividend.

As an additional enhancement to capital growth, the Company offers a dividend reinvestment program. The Firstbank Corporation Dividend Reinvestment Plan was first offered in 1988. At December 31, 1988, 123 owners holding 209,856 shares participated in the Plan. By the end of 2000, 1,225 owners holding 1,870,849 shares were participating in the Plan.

The Company is not aware of any recommendations by regulatory authorities at December 31, 2000, which are likely to have a material effect on Firstbank Corporation's liquidity, capital resources or operations.


FORWARD LOOKING STATEMENTS

This annual report including, without limitation, management's discussion and analysis of financial condition and results of operations and other sections of the Company's Annual Report to Shareholders contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipate," "believe," "determine," "estimate," "expect," "forecast," "intend," "is likely," "plan," "project," "opinion," "should," variations of such terms, and similar expressions are intended to identify such forward-looking statements.
 These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward looking statements. Internal and external factors that may cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior and customer ability to repay loans; software failure, errors or miscalculations; the ability of the Corporation to locate and correct all data sensitive computer code; and the vicissitudes of the national economy. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

COMMON STOCK DATA

Firstbank Corporation Common Stock was held by 1,646 shareholders of record as of December 31, 2000. Total shareholders number approximately 2100 including those whose shares are held in nominee name through brokerage firms. The Company's shares are listed Over the Counter Bulletin Board under the symbol FBMI and are traded by several brokers. The range of bid prices for shares of common stock for each quarterly period during the past two years is as follows:

                           Low and High Bid Quotations
                           ---------------------------
                           2000                    1999
                           ----                    ----
First Quarter         $18.33 - $19.29         $26.30 - $24.94
Second Quarter        $18.57 - $18.93         $24.94 - $24.94
Third Quarter         $18.81 - $19.40         $22.90 - $24.94
Fourth Quarter        $19.00 - $20.24         $16.19 - $22.90

The prices quoted above were obtained from the Bloomberg System through the Company's market makers. The over the counter market quotations reflect interdealer prices without retail mark up, mark down, or commission, and may not necessarily represent actual transactions. Prices have been adjusted to reflect stock dividends.

The following table summarizes cash dividends paid per share (adjusted for stock dividends) of common stock during 2000 and 1999.

                            2000         1999
                            ----         ----
First Quarter              $.1619       $.1451
Second Quarter             $.1619       $.1451
Third Quarter              $.1619       $.1451
Fourth Quarter             $.1619       $.1451
                            -----        -----
                           $.6476       $.5804
                            =====        =====

The Company's principal sources of funds to pay cash dividends are the earnings of and dividends paid by the subsidiary banks. Under current regulations, the subsidiary banks are restricted in their ability to transfer funds in the form of cash dividends, loans and advances to the Company (See Note P). As of January 1, 2001, approximately $11,646,000 of the subsidiaries' retained earnings were available for transfer in the form of dividends to the Company without prior regulatory approval. In addition, the subsidiaries' 2001 earnings will be available for distributions as dividends to the Company.

REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Firstbank Corporation
Alma, Michigan


We have audited the consolidated balance sheets of Firstbank Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Firstbank Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.




                                          /s/ Crowe, Chizek and Company LLP
                                              Crowe, Chizek and Company LLP

February 1, 2001
Grand Rapids, Michigan

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS (000's)

                                                                                                            December 31
                                                                                                            -----------
                                                                                                     2000                1999
                                                                                                     ----                ----
ASSETS
Cash and due from banks                                                                             $  25,716          $  24,786
Short term investments                                                                                  2,380                411
                                                                                                    ---------         ----------
                                                        Total cash and cash equivalents                28,096             25,197

 Securities available for sale                                                                         76,175             90,266
 Loans held for sale                                                                                    1,018              1,117
 Loans, net                                                                                           589,892            497,804
 Premises and equipment, net                                                                           15,682             14,929
 Intangibles                                                                                            8,974              8,917
 Accrued interest receivable                                                                            4,623              3,489
 Other assets                                                                                           8,807              8,833
                                                                                                    ---------          ---------
                                                                           TOTAL ASSETS              $733,267           $650,552
                                                                                                      =======            =======
 LIABILITIES AND SHAREHOLDERS' EQUITY
 LIABILITIES
 Deposits:
    Noninterest bearing demand accounts                                                             $  80,295          $  75,844
    Interest bearing accounts:
      Demand                                                                                          135,467            136,196
      Savings                                                                                          68,641             70,527
      Time                                                                                            252,821            208,837
                                                                                                      -------            -------
                                                                         Total deposits               537,224            491,404
 Securities sold under agreements to
    repurchase and overnight borrowings                                                                38,307             51,819
 Notes payable                                                                                         83,952             38,384
 Accrued interest payable                                                                               1,977              1,255
 Other liabilities                                                                                      7,603              6,658
                                                                                                    ---------          ---------
                                                                      Total liabilities               669,063            589,520
 SHAREHOLDERS' EQUITY
 Preferred stock; no par value,
    300,000 shares authorized, none issued
 Common stock; 10,000,000 shares authorized; 4,767,877 and 4,693,765
    shares issued and outstanding in 2000 and 1999 respectively                                        56,550             55,262
 Retained earnings                                                                                      7,286              6,434
 Accumulated other comprehensive income (loss)                                                            368               (664)
                                                                                                   ----------          ---------
                                                             Total shareholders' equity                64,204             61,032
                                                                                                     --------           --------

                                             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $733,267           $650,552
                                                                                                      =======            =======

See notes to consolidated financial statements.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In Thousands of Dollars, except for per share data)

                                                                                              Year Ended December 31
                                                                                     2000             1999            1998
                                                                                     ----             ----            ----
 Interest income:
   Loans, including fees                                                             $49,237         $40,451         $38,498
   Securities:
     Taxable                                                                           3,364           3,651           3,467
     Exempt from federal income tax                                                    1,496           1,697           1,791
   Short term investments                                                                235             263             728
                                                                                    --------        --------        --------
                                                     Total interest income            54,332          46,062          44,484
 Interest expense:
   Deposits                                                                           19,121          16,923          17,892
   Notes payable and other                                                             6,406           2,360           1,461
                                                                                     -------         -------         -------
                                                    Total interest expense            25,527          19,283          19,353
                                                                                      ------          ------          ------
                                                       Net interest income            28,805          26,779          25,131
 Provision for loan losses                                                               736             514           1,177
                                                                                    --------        --------         -------
                                                 Net interest income after
                                                 provision for loan losses            28,069          26,265          23,954
 Noninterest income:
   Service charges on deposit accounts                                                 1,705           1,577           1,499
   Gain on sale of mortgage loans                                                        466             883           2,100
   Mortgage servicing, net of amortization                                               302             202             (15)
   Trust fees                                                                            378             381             328
   Gain (loss) on sale of securities                                                      (2)             (1)              3
   Other                                                                               2,582           2,327           1,953
                                                                                     -------         -------         -------
                                                  Total noninterest income             5,431           5,369           5,868
 Noninterest expense:
   Salaries and employee benefits                                                     11,344          10,505           9,768
   Occupancy                                                                           3,103           3,037           2,970
   Amortization of intangibles                                                           744             617             756
   FDIC Insurance premium                                                                100              76              72
   Michigan Single Business tax                                                          639             565             390
   Other                                                                               5,122           5,268           5,446
                                                                                     -------         -------        --------
                                                 Total noninterest expense            21,052          20,068          19,402
                                                                                      ------          ------         -------
                                        Income before federal income taxes            12,448          11,566          10,420
 Federal income taxes                                                                  3,905           3,530           3,117
                                                                                     -------         -------        --------

                                                                NET INCOME          $  8,543        $  8,036       $   7,303
Other comprehensive income:
   Change in unrealized gain (loss) on
      securities, net of tax and reclassification effects                              1,032          (1,767)            216
                                                                                     -------          ------          ------

                                                      COMPREHENSIVE INCOME          $  9,575        $  6,269       $   7,519
                                                                                     =======           =====           =====

   Basic earnings per share                                                            $1.76           $1.62           $1.47
                                                                                        ====            ====            ====

   Diluted earnings per share                                                          $1.73           $1.58           $1.41
                                                                                        ====            ====            ====

 See notes to consolidated financial statements.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (000's) FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                          Accumulated
                                                                                                             Other
                                                                            Common         Retained      Comprehensive
                                                                             Stock         Earnings       Income(Loss)       Total
                                                                             -----         --------       ------------       -----
Balances at January 1, 1998                                              $46,224           $7,421          $   887          $54,532
Net income for 1998                                                                         7,303                             7,303
Cash dividends-$.50 per share                                                              (2,495)                           (2,495)
5% stock dividend-226,157 shares                                           6,353           (6,354)                               (1)
Issuance of 15,115 shares of common
  stock through exercise of stock options                                    252                                                252
Issuance of 23,097 shares of common stock
  through the dividend reinvestment plan                                     636                                                636
Issuance of 17,584 shares of common stock from
  supplemental shareholder investments                                       482                                                482
Net change in unrealized appreciation (depreciation) on
  securities available for sale, net of tax of $112,000                                                        216              216
Purchase of 36,740 shares of stock                                        (1,213)                                            (1,213)
Issuance of 1,584 shares of common stock                                      63                                                 63
                                                                       ---------        ---------         --------         ---------
                                   BALANCES AT DECEMBER 31, 1998          52,797            5,875            1,103           59,775

Net income for 1999                                                                         8,036                             8,036
Cash dividends-$.58 per share                                                              (2,874)                           (2,874)
5% stock dividend-224,526 shares                                           4,602           (4,603)                               (1)
Issuance of 50,310 shares of common
  stock through exercise of stock options                                    817                                                817
Issuance of 44,246 shares of common stock
  through the dividend reinvestment plan                                   1,098                                              1,098
Issuance of 19,807 shares of common stock from
  supplemental shareholder investments                                       527                                                527
Purchase of 180,150 shares of stock                                       (4,793)                                            (4,793)
Issuance of 7,770 shares of common stock                                     214                                                214
Net change in unrealized appreciation
  (depreciation) on securities available
  for sale, net of tax of ($912,000)                                                                        (1,767)          (1,767)
                                                                     -----------        ---------            -----           ------
                                   BALANCES AT DECEMBER 31, 1999          55,262            6,434             (664)          61,032

Net income for 2000                                                                         8,543                             8,543
Cash dividends-$.65 per share                                                              (3,138)                           (3,138)
5% stock dividend- 227,504 shares                                          4,550           (4,553)                               (3)
Issuance of 14,002 shares of common
  stock through exercise of stock options                                    191                                                191
Issuance of 64,008 shares of common stock
  through the dividend reinvestment plan                                   1,244                                              1,244
Issuance of 15,164 shares of common stock from
  supplemental shareholder investments                                       301                                                301
Purchase of 258,319 shares of stock                                       (5,227)                                            (5,227)
Issuance of 11,753 shares of common stock                                    229                                                229
Net change in unrealized appreciation
  on securities available for sale, net of tax of $532,000                                                   1,032            1,032
                                                                        --------          -------            -----          -------
                                   BALANCES AT DECEMBER 31, 2000         $56,550           $7,286           $  368          $64,204
                                                                        ========          =======           ======           ======

 See notes to consolidated financial statements.

FIRSTBANK CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
(000's)

                                                                                                   Year Ended December 31
                                                                                                   ----------------------
                                                                                          2000             1999           1998
                                                                                          ----             ----           ----
OPERATING ACTIVITIES
     Net income                                                                        $    8,543       $  8,036     $    7,303
     Adjustments to reconcile net income to net cash from operating activities:
       Provision for loan losses                                                              736            514          1,177
       Depreciation of premises and equipment                                               1,394          1,342          1,481
       Net amortization of security premiums/discounts                                        161            303            122
       Loss (gain) on sale of securities                                                        2              1             (3)
       Amortization of intangibles                                                            744            617            756
       Gain on sale of mortgage loans                                                        (466)          (883)        (2,100)
       Proceeds from sales of mortgage loans                                               43,859         57,566        152,674
       Loans originated for sale                                                          (43,294)       (52,345)      (152,112)
       Deferred federal income tax benefit                                                   (790)          (305)          (356)
       Increase in accrued interest receivable and other assets                            (1,462)          (866)          (694)
       Increase (decrease) in accrued interest payable and other liabilities                1,478           (379)           916
                                                                                        ---------       --------     ----------
              NET CASH FROM OPERATING ACTIVITIES                                           10,905         13,601          9,164
INVESTING ACTIVITIES
     Proceeds from sale of securities available for sale                                    5,137          7,018            609
     Proceeds from maturities of securities available for sale                             38,413         29,481         28,935
     Purchases of securities available for sale                                           (28,057)       (28,038)       (48,468)
     Net increase in portfolio loans                                                      (92,825)       (71,793)       (34,925)
     Net purchases of premises and equipment                                               (2,147)        (2,213)        (2,121)
                                                                                        ----------       --------     ----------
              NET CASH FROM INVESTING ACTIVITIES                                          (79,479)       (65,545)       (55,970)
FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                                   45,820         (2,649)        48,387
     Net increase (decrease) in securities sold under
       agreements to repurchase and overnight borrowings                                  (13,512)        25,242          5,345
     Retirement of notes payable                                                              (14)           (14)           (13)
     Proceeds from Federal Home Loan Bank borrowings                                      115,794         31,720         14,750
     Proceeds from notes payable                                                            6,700
     Retirement of Federal Home Loan Bank borrowings                                      (76,912)        (7,638)        (8,011)
     Cash dividends and cash paid in lieu of fractional shares on stock dividend           (3,141)        (2,875)        (2,495)
     Purchase of common stock                                                              (5,227)        (4,793)        (1,214)
     Net proceeds from issuance of common stock                                             1,965          2,656          1,433
                                                                                        ---------        -------      ---------
              NET CASH FROM FINANCING ACTIVITIES                                           71,473         41,649         58,182
                                                                                         --------         ------       --------
INCREASE IN CASH AND CASH EQUIVALENTS                                                       2,899        (10,295)        11,376
Cash and cash equivalents at beginning of year                                             25,197         35,492         24,116
                                                                                         --------         ------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $  28,096        $25,197      $  35,492
                                                                                         ========         ======       ========
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
        Interest                                                                        $  24,805        $19,340      $  19,349
        Income taxes                                                                        4,050          4,000          3,150

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Firstbank Corporation (the "Company") is a bank holding company. Each subsidiary bank of the Company is a full service community bank. The subsidiary banks offer all customary banking services, including the acceptance of checking, savings and time deposits, and the making of commercial, agricultural, real estate, personal, home improvement, automobile and other installment and consumer loans. Trust services are provided throughout the Company's service area by one of its subsidiary banks. The consolidated assets of the Company of $733 million as of December 31, 2000, primarily represent commercial and retail banking activity. Mortgage loans serviced for others of $239 million and trust assets of $59 million as of December 31, 2000, are not included in the Company's consolidated balance sheet.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Firstbank - Alma; Firstbank (Mt. Pleasant); Firstbank - West Branch; Firstbank - Lakeview; and Firstbank - St. Johns (the "Banks"); 1st Armored, Incorporated; 1st Collections, Incorporated; Gladwin Land Company; 1st Title, Incorporated; and 1st Realty Incorporated; after elimination of intercompany accounts and transactions. (See Note B regarding 1st Realty Incorporated.)

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Certain Significant Estimates: The primary estimates incorporated into the Company's financial statements which are susceptible to change in the near term include the allowance for loan losses and the determination and carrying value of certain financial instruments.

Current Vulnerability Due to Certain Concentrations: The Company's business is concentrated in the mid-central section of the lower peninsula of Michigan. Management is of the opinion that no concentrations exist that make the Company vulnerable to the risk of a near term severe impact. While the loan portfolio is diversified, the customers' ability to honor their debts is partially dependent on the local economies. The Company's service area is primarily dependent on the manufacturing (automotive and other), agricultural and recreational industries. Most commercial and agricultural loans are secured by business assets, including commercial and agricultural real estate and federal farm agency guarantees. Generally, consumer loans are secured by various items of personal property and mortgage loans are secured by residential real estate. The Company's funding sources include time deposits and other deposit products which bear interest. Periods of rising interest rates result in an increase in the cost of funds to the Company.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks, and short term investments which include interest bearing deposits with banks, federal funds sold, and overnight money market fund investments. Generally, federal funds and overnight money market funds are purchased for a one day period. The Company reports customer loan transactions, deposit transactions, and repurchase agreements and overnight borrowings on a net cash flow basis.

Securities Available for Sale: Securities available for sale consist of bonds and notes which might be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs or other factors. Securities classified as available for sale are reported at their fair value and the related unrealized holding gain or loss (the difference between the fair value and amortized cost of the securities so classified) is reported, net of related income tax effects, as a separate component of shareholders' equity until realized. Gains and losses on sales are determined using the specific identification method. Premium and discount amortization is recognized in interest income using the level yield method over the period to maturity.

Mortgage Banking Activities: Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Loans: Loans receivable, for which management has the intent and ability to hold for the foreseeable future or payoff, are reported at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized premiums or discounts. Loan origination fees and certain origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions for loan losses charged to expense and reduced by charge offs, net of recoveries.

The valuation of loans is reviewed on an ongoing basis for impairment. A loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or at the fair value of collateral if the loan is collateral dependent. Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause an increase in the allowance for loan losses, such increase is reported as provision for loan loss.

Smaller balance homogeneous loans such as residential first mortgage loans secured by one to four family residences, residential construction loans, automobile, home equity and second mortgage loans are collectively evaluated for impairment. Commercial loans and first mortgage loans secured by other properties are evaluated individually for impairment. When credit analysis of the borrower's operating results and financial condition indicates the underlying ability of the borrower's business activity is not sufficient to generate adequate cash flow to service the business' cash needs, including the Company's loans to the borrower, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of 90 days or less. Commercial loans are rated on a scale of 1 to 8, with grades 1 to 4 being pass grades, 5 being special attention or watch, 6 substandard, 7 doubtful and 8 loss. Loans graded 6, 7 and 8 are considered for impairment. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Premises and Equipment: Premises and equipment are stated on the basis of cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets, primarily by accelerated methods for income tax purposes, and by the straight line method for financial reporting purposes.

Other Real Estate: Other real estate (included as a component of other assets) includes properties acquired through either a foreclosure proceeding or acceptance of a deed in lieu of foreclosure and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. These properties are evaluated periodically and are carried at the lower of cost or estimated fair value less estimated costs to sell.

Acquisition Intangibles: The acquisition of purchased subsidiaries and branches has included amounts related to the value of customer deposit relationships ("core deposit intangibles") and excess of cost over estimated fair value of net assets acquired ("goodwill"). The core deposit intangibles are amortized over the expected lives of the acquired relationships. The goodwill is amortized using the straight line method for periods of not less than 15 years or more than 20 years.

Interest Income: Interest on loans is accrued over the term of the loans based upon the principal outstanding. The carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or the passage of time are reported as reductions or increases in the provision for loan losses.

Income Taxes: The Company records income tax expense based on the amount of taxes due on its tax return plus the change in deferred taxes computed, based on the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

Earnings Per Share: Basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share includes the dilutive effect of additional common shares issuable under stock options. All per share amounts are restated for stock dividends and stock splits through the date of issuance of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and unrealized gains and losses on securities available for sale, net of tax, which is also recognized as a separate component of equity. Accumulated other comprehensive income consists of unrealized gains and losses on securities available for sale, net of tax.

Reclassification: Certain 1999 and 1998 amounts have been reclassified to conform to the 2000 presentation.

Future Accounting Changes: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001, did not have a material effect on the consolidated financial statements.

Segment Information: While the Company's chief decision makers monitor the revenue streams of various products and services, operations are managed and financial performance is evaluated on a company wide basis. Accordingly, all of the Company's banking operations are considered by Management to be aggregated in one reportable operating segment.


NOTE B - ACQUISITIONS/DIVESTURES

On October 20, 2000, Firstbank Corporation, through its affiliate Firstbank - West Branch, completed the acquisition of Real Estate One, which was re-named 1st Realty, Inc. On January 2, 2001, also through its Firstbank - West Branch affiliate, Firstbank Corporation completed the acquisition of C.A. Hanes Real Estate in a transaction that merged C.A. Hanes with 1st Realty, Inc. Firstbank - West Branch maintains a 55% ownership of the new company which will do business as C.A. Hanes Realty Inc. This real estate subsidiary complements the prior acquisitions of Gladwin Land Company and 1st Title, Inc., and these subsidiaries provide service to all five banks of Firstbank Corporation and position the banks to provide the full spectrum of services related to real estate transactions. This acquisition did not have a material effect on the Company's consolidated financial statements.

On April 1, 1999, the Company's Firstbank - Alma subsidiary sold its insurance agency, Niles Agency, Incorporated, to an unrelated third party. Operating results of the Niles Agency are included in consolidated results until the date of sale. A gain of $59,000 was recognized on the sale of the agency, and is included in other income of the consolidated statements of income and comprehensive income. The effect of the operation and sale of the Niles Agency was not material to the consolidated financial statements of the Company.


NOTE C - RESTRICTIONS ON VAULT CASH AND DUE FROM BANK ACCOUNTS

The Company's subsidiary banks are required to maintain average reserve balances in the form of cash and noninterest bearing balances due from the Federal Reserve Bank. The average reserve balances required to be maintained at December 31, 2000 and 1999, were $2,886,000 and $2,765,000 respectively. These balances do not earn interest.


NOTE D - SECURITIES

The carrying amounts of securities and their fair values were as follows:

                                                                           Gross               Gross
                                                      Amortized         Unrealized          Unrealized            Fair
                                                        Cost               Gains              Losses              Value
                                                        ----               -----              ------              -----
Securities available for sale:                                               (In Thousands of Dollars)
 December 31, 2000:
   U.S. Treasury                                        4,021                 13                 (2)              4,032
   U.S. governmental agency                            21,997                163               (104)             22,056
   States and political subdivisions                   34,104                575                (87)             34,592
   Collateralized mortgage obligations                  1,004                  0                 (3)              1,001
   Corporate                                           10,121                 15                (13)             10,123
   Equity                                               4,371                  0                  0               4,371
                                                      -------              -----             ------             -------
                                                      $75,618               $766            $  (209)            $76,175
                                                       ======              =====             ======              ======
 December 31, 1999:
   U.S. Treasury                                     $  8,028              $  13            $   (39)           $  8,002
   U.S. governmental agency                            25,386                  8               (607)             24,787
   States and political subdivisions                   36,538                247               (487)             36,298
   Collateralized mortgage obligations                  2,186                  2                (13)              2,175
   Corporate                                           16,828                  2               (134)             16,696
   Equity                                               2,308                  0                  0               2,308
                                                      -------              -----            -------             -------
                                                      $91,274               $272            $(1,280)            $90,266
                                                       ======              =====              =====              ======

Gross realized gains (losses) on sales and calls of securities were:

                                                                 2000             1999              1998
                                                                 ----             ----              ----
                                                                        (In Thousands of Dollars)
                           Gross realized gains                 $ 21             $ 38               $ 5
                           Gross realized losses                 (23)             (39)               (2)
                                                                  --                                  -
                           Net realized gains (losses)          $(2)             $( 1)              $ 3
                                                                 ==               ===                ==

The amortized cost and fair value of securities at December 31, 2000, by stated maturity are shown below. Actual maturities may differ from stated maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Securities Available for Sale
                                                            -----------------------------
                                                              (In Thousands of Dollars)
                                                           Amortized                 Fair
                                                             Cost                   Value
                                                             ----                   -----
Due in one year or less                                     $13,611                $13,610
Due after one year through five years                        31,209                 31,468
Due after five years through ten years                       18,348                 18,557
Due after ten years                                           8,079                  8,169
                                                            -------                -------
     Total                                                   71,247                 71,804
Equity securities                                             4,371                  4,371
                                                            -------                -------
     Total securities                                       $75,618                $76,175
                                                             ======                 ======

At December 31, 2000, securities with a carrying value approximating $48,344,000 were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for such other purposes as required or permitted by law.


NOTE E - SECONDARY MORTGAGE MARKET ACTIVITIES

Loans serviced for others, which are not reported as assets, total $238,800,000 and $233,660,000 at 2000 and 1999.

Activity for capitalized mortgage servicing rights was as follows:

                                                                                       2000                      1999
                                                                                       ----                      ----
Servicing rights:                                                                          (In Thousands of Dollars)
     Beginning of year                                                                $1,224                   $   997
     Additions                                                                           251                       599
     Amortized to expense                                                               (310)                     (372)
                                                                                       -----                     -----
     End of year                                                                      $1,165                    $1,224
                                                                                       =====                     =====

Management has determined that a valuation allowance is not necessary at December 31, 2000 or 1999.


NOTE F - LOANS Loans at year-end were as follows:

                                                                                       2000                      1999
                                                                                       ----                      ----
                                                                                         (In Thousands of Dollars)
     Commercial                                                                      $157,418                  $132,641
     Mortgage loans on real estate:
         Residential                                                                  248,665                   205,594
         Commercial                                                                   158,118                   131,324
         Construction                                                                  31,773                    25,918
     Consumer                                                                          75,277                    72,976
     Credit Card                                                                        4,910                     6,920
                                                                                    ---------                 ---------
              Subtotal                                                                676,161                   575,373
     Less:
         Allowance for loan losses                                                      9,857                     9,317
         Net deferred loan costs                                                          183                        53
         Undisbursed loan funds                                                        76,229                    68,199
                                                                                     --------                  --------
     Loans, net                                                                      $589,892                  $497,804
                                                                                      =======                   =======

Activity in the allowance for loan losses for the year was as follows:

                                                                               2000                  1999                 1998
                                                                               ----                  ----                 ----
                                                                                            (In Thousands of Dollars)
     Beginning balance                                                        $9,317                $9,048               $8,114
     Provision for loan losses                                                   736                   514                1,177
     Loans charged-off                                                          (825)                 (799)                (712)
     Recoveries                                                                  629                   554                  469
                                                                              ------                ------               ------
     Ending balance                                                           $9,857                $9,317               $9,048
                                                                               =====                 =====                =====

Impaired loans were as follows:

                                                                                        2000                      1999
                                                                                        ----                      ----
                                                                                           (In Thousands of Dollars)
     Year-end loans with no allocated allowance for loan losses                        $4,716                   $   534
     Year-end loans with allocated allowance for loan losses                            1,062                     4,139
                                                                                        -----                     -----
     Total                                                                             $5,778                    $4,673
                                                                                        =====                     =====

                                                                                2000                  1999                 1998
                                                                                ----                  ----                 ----
                                                                                          (In Thousands of Dollars)
     Amount of the allowance for loan losses allocated                       $     48               $   329              $   118

     Loans past due over 90 days still on accrual at year end                     462                   663                  621
     Average of impaired loans during the year                                  5,939                 5,133                1,879
     Interest income recognized during impairment                                 488                   284                  128
     Cash-basis interest income recognized                                         10                   112                   31

Approximately $71,205,000 of commercial loans were pledged to the Federal Reserve Bank of Chicago at December 31, 2000, to secure overnight borrowings.


NOTE G - PREMISES AND EQUIPMENT

Year end premises and equipment were as follows:                    2000                    1999
                                                                    ----                    ----
                                                                     (In Thousands of Dollars)
     Land                                                       $   3,464                $  3,230
     Buildings                                                     13,314                  12,306
     Furniture, fixtures and equipment                             10,100                   9,195
                                                                  -------                 -------
                                                                   26,878                  24,731
     Less:  Accumulated depreciation                              (11,196)                 (9,802)
                                                                  -------                  ------
                                                                 $ 15,682                 $14,929
                                                                  =======                  ======

Rent expense for 2000 was $130,000 and for 1999 was $106,000. Rental commitments for the next five years under noncancellable operating leases were as follows, before considering renewal options that generally are present.

                                                                  2001               $130,000
                                                                  2002                131,000
                                                                  2003                130,000
                                                                  2004                127,000
                                                                  2005                127,000
                                                                                      -------
                                                                          Total      $645,000
                                                                                      =======

NOTE H - FEDERAL INCOME TAXES

Federal income taxes consist of the following:                          2000                  1999                    1998
                                                                        ----                  ----                    ----
                                                                                    (In Thousands of Dollars)
                     Current expense                                  $4,055                $3,835                  $3,473
                     Deferred benefit                                   (150)                 (305)                   (356)
                                                                       -----                 -----                   -----
                        Total                                         $3,905                $3,530                  $3,117
                                                                       =====                 =====                   =====

A reconciliation of the difference between federal income tax expense and the amount computed by applying the federal statutory tax rate of 34% is as follows:

                                                                      2000                   1999                    1998
                                                                      ----                   ----                    ----
                                                                                   (In Thousands of Dollars)
                     Tax at statutory rate                           $4,244                 $3,932                $3,543
                     Effect of surtax exemption                          24                     16                     4
                     Effect of tax-exempt interest                     (463)                  (544)                 (550)
                     Other                                              100                    126                   120
                                                                     ------                 ------                ------
                        Federal income taxes                         $3,905                 $3,530                $3,117
                                                                      =====                  =====                 =====
                     Effective tax rate                                 31%                    31%                   30%

The components of deferred tax assets and liabilities consist of the following at December 31:

                                                                                2000                          1999
                                                                                ----                          ----
Deferred tax assets:                                                               (In Thousands of Dollars)
   Allowance for loan losses                                                   $3,141                      $2,799
   Unrealized loss on securities available for sale                                 0                         342
   Deferred compensation                                                          896                         951
   Other                                                                          305                         395
                                                                               ------                      ------
      Total deferred tax assets                                                 4,342                       4,487
                                                                                -----                       -----
Deferred tax liabilities:
   Fixed assets                                                                (1,386)                     (1,417)
   Mortgage servicing rights                                                     (396)                       (416)
   Purchase accounting adjustment                                                (517)                       (517)
   Unrealized gain on securities available for sale                              (190)                          0
   Other                                                                         (192)                        (94)
                                                                               ------                     -------
      Total deferred tax liabilities                                           (2,681)                     (2,444)
                                                                               ------                      ------
Net deferred tax asset                                                         $1,661                      $2,043
                                                                                =====                       =====

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefits related to such assets will not be realized. Management has determined that no such allowance is required at December 31, 2000 or 1999.

Deferred tax assets at December 31, 2000 and 1999, are included in other assets in the accompanying consolidated balance sheets.


NOTE I  - DEPOSITS

Time deposits of $100,000 or more were $57,496,000 and $41,996,000 at year-end 2000 and 1999.

Scheduled maturities of time deposits were as follows:

                     Year                               Amount
                     ----                               ------
                                               (In Thousands of Dollars)
                     2001                              $203,394
                     2002                                28,218
                     2003                                11,130
                     2004                                 5,212
                     2005                                 4,028
                     2006 and after                         839
                                                       ---------
                     Total                             $252,821

NOTE J - BORROWINGS

Information relating to securities sold under agreements to repurchase follows:

At December 31:                                            2000                   1999                    1998
                                                           ----                   ----                    ----
                                                                        (In Thousands of Dollars)
   Outstanding balance                                    $21,657                $21,519                 $18,678
   Average interest rate                                   4.88%                  4.17%                   3.88%

Daily average for the year:
   Outstanding balance                                    $23,649                $19,495                 $15,618
   Average interest rate                                   4.62%                  4.05%                   4.15%

Maximum outstanding at any month end                      $26,374                $21,519                 $18,678

Securities sold under agreements to repurchase (repurchase agreements) generally have original maturities of less than one year. Repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as liabilities. Securities involved with the agreements are recorded as assets of the Company and are primarily held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain large deposit customers as deposit equivalent investments.

The Company had $16,650,000 and $30,300,000 in overnight borrowings at December 31, 2000, and 1999.

The Company established a line of credit agreement with Citizens Bank, Flint, Michigan, on May 24, 2000. This agreement allows for a revolving line of credit up to an aggregate principal amount of $20,000,000 and has a termination date of June 30, 2001. The collateral for this agreement consists of all outstanding capital stock of Firstbank - West Branch, Firstbank - Alma, and Firstbank (Mt. Pleasant).

At December 31, 2000, the Company has drawn $6,700,000 against the line of credit at an interest rate of 8.45% which is fixed until March 1, 2001. This borrowing was made primarily to establish the new bank in St. Johns, Michigan, and to fund the stock repurchase program.


NOTE K - FEDERAL HOME LOAN BANK ADVANCES

Long term borrowings have been secured from the Federal Home Loan Bank to fund the Company's loan growth. At year-end, advances from the Federal Home Loan Bank were as follows:

                                                                                     2000                    1999
                                                                                     ----                    ----
     Maturities January 2001 through December 2020 primarily                          (In Thousands of Dollars)
          fixed rate at rates from 4.98% to 7.3% averaging 5.87%                   $77,067                  $38,185

Each Federal Home Loan Bank advance is payable at its maturity date, with a prepayment penalty. The advances were collateralized by $176,497,000 and $173,597,000 of first mortgage loans under a blanket lien arrangement at year-end 2000 and 1999.

Maturities over the next five years are:                                  (In Thousands of Dollars)
                                                              2001                $  8,500
                                                              2002                   1,500
                                                              2003                   7,000
                                                              2004                       0
                                                              2005                  11,304
                                                    2006 and after                  48,763
                                                                                    ------
                                                                                   $77,067

NOTE L - BENEFIT PLANS

The ESOP is a qualified stock bonus plan, a qualified 401(k) salary deferral plan and a qualified employee stock ownership plan. Both employee and employer contributions may be made to the ESOP. At year-end 2000 and 1999, there were 191,655 and 220,315 ESOP shares outstanding with a market value of $3,665,404 and $4,241,067. The Company's 2000, 1999, and 1998 matching 401(k) contributions charged to expense were $274,000, $276,000, and $264,000 respectively. The percent of the Company's matching contributions to the 401(k) is determined annually by the Board of Directors.

The Board of Directors established the Firstbank Corporation Affiliated Deferred Compensation Plan (Plan). Directors of the holding company and each affiliate bank are eligible to participate in the Plan. In addition, key management of the holding company and affiliate banks as designated by the Board of Directors, are eligible to participate. The Plan is a nonqualified plan as defined by the Internal Revenue Code. As such, all contributions are invested at the direction of the participant and are assets of the Company. The Company recognizes a corresponding liability to each participant. The Plan allows Directors to defer their director fees and key management to defer a portion of their salaries into the Plan.

NOTE M - STOCK OPTIONS

The Firstbank Corporation Stock Option Plans of 1993 and 1997 ("Plans") provide for the grant of 295,491 and 243,101 shares of stock, respectively, in either restricted form or under option. Options may be either incentive stock options or nonqualified stock options. The Plan of 1993 will terminate April 26, 2003. The 1997 Plan will terminate April 28, 2007. The Board, at its discretion, may terminate either or both Plans prior to the Plans' termination dates.

Each option granted under the Plans may be exercised in whole or in part during such period as is specified in the option agreement governing that option. Options are issued with exercise prices equal to the stock's market value at date of issuance. A nonqualified stock option may not be exercised after fifteen years from the grant date. Incentive stock options may not be exercised after ten years from the grant date.

The following is a summary of option transactions which occurred during 1998, 1999 and 2000:

                                                                        Number                 Weighted
                                                                       of Shares               Average
                                                                       ---------              ---------
Outstanding  - December 31, 1997                                        358,857                $12.30
Granted                                                                  98,804                $27.65
Exercised                                                               (15,871)               $10.25
Canceled                                                                (11,492)               $15.03
                                                                       --------
Outstanding - December 31, 1998                                         430,298                $15.79
Granted                                                                  45,533                $20.64
Exercised                                                               (55,388)               $ 9.80
Canceled                                                                (12,917)               $19.90
                                                                       --------
Outstanding - December 31, 1999                                         407,526                $17.01
Granted                                                                  54,600                $19.05
Exercised                                                               (14,702)               $ 8.78
Canceled                                                                (21,845)               $18.86
                                                                       --------
Outstanding - December 31, 2000                                         425,579                $17.45
Available for exercise - December 31, 2000                              230,067                $15.60
Available for grant - December 31, 2000                                   6,087

Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123) establishes a fair value based method of accounting for employee stock options. Accordingly, the following pro forma information presents net income and earnings per share information as if SFAS 123 had been adopted. No compensation cost was actually recognized for stock options in 2000, 1999, or 1998.

                                                                     2000                 1999                1998
                                                                     ----                 ----                ----
           Net income as reported                                 $8,543,000           $8,036,000          $7,303,000
              Pro forma net income                                $8,424,000           $7,923,000          $7,223,000

           Basic earnings per share as reported                      $1.76                $1.62               $1.47
              Pro forma basic earnings per share                     $1.73                $1.60               $1.45

           Diluted earnings per share as reported                    $1.73                $1.58               $1.41
              Pro forma diluted earnings per share                   $1.71                $1.56               $1.46

In future years, the pro forma effect under this standard is expected to increase as additional options are granted.

The fair value of options granted during 2000, 1999, and 1998, is estimated using the Black-Scholes model and the following weighted average information: risk free interest rate of 5.71%, 6.28%, and 5.06%; expected life of 7 years; expected volatility of stock price of 19.8%, 36.2%, and 33.9%; and expected dividends of 3% per year. The fair value of the options granted in 2000, 1999, and 1998, were $254,000, $235,000, and $207,000 respectively. For options outstanding at December 31, 2000, the range of exercise prices was $7.36 to $27.64 and the weighted average remaining contractual life was 6.9 years.

NOTE N - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2000 were as follows:

                                                              (In Thousands of Dollars)
                     Beginning balance                                 $20,684
                     New loans                                          21,923
                     Effect of changes in related parties                 (102)
                     Repayments                                        (17,769)
                                                                        ------
                     Ending balance                                    $24,736
                                                                        ======

Deposits from principal officers, directors, and their affiliates at year end 2000 and 1999 were $10,710,000 and $8,217,000.

Directors have deferred some of their fees for future payment, including interest. Amounts deferred are expensed, and were $61,000, $63,000, and $62,000 for 2000, 1999, and 1998.


NOTE O - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance-sheet risk were as follows at year end:

                                                                2000                               1999
                                                                ----                               ----
                                                                         (In Thousands of Dollars)
                                                      Fixed Rate    Variable Rate        Fixed Rate    Variable Rate
              Commitments to make loans
                 (at market rates)                      $6,830         $5,057              $5,411           $3,764
              Unused lines of credit and
                  letters of credit                    $10,690        $53,652              $9,026          $49,998

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.0% to 12.0% and maturities ranging from 15 years to 30 years.


NOTE P - CONTINGENCIES

From time to time certain claims are made against the Company and its banking subsidiaries in the normal course of business. There were no outstanding claims considered by management to be material at December 31, 2000.


NOTE Q - DIVIDEND LIMITATION OF SUBSIDIARIES

The subsidiary banks are restricted in their ability to pay dividends to the Company by regulatory requirements. At December 31, 2000, approximately $11,646,000 of the subsidiaries' retained earnings is available for transfer in the form of dividends without prior regulatory approval.


NOTE R - CAPITAL ADEQUACY

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

                                                                                                                  To Be Well
Actual and required capital amounts at year end                                     Minimum Required          Capitalized Under
(in thousands of dollars) and ratios are presented below:                             For Capital             Prompt Corrective
                                                               Actual               Adequacy Purposes         Action Provisions
                                                               ------               -----------------         -----------------
2000                                                     Amount        Ratio       Amount         Ratio       Amount       Ratio
----                                                     ------        -----       ------         -----       ------       -----
Total Capital to risk weighted assets
     Consolidated                                        $61,691       11.28%      $43,736         8.00%      $54,669     10.00%
     Firstbank - Alma                                     21,387       12.34%       13,860         8.00%       17,324     10.00%
     Firstbank (Mt. Pleasant)                             14,340       11.10%       10,337         8.00%       12,922     10.00%
     Firstbank - West Branch                              15,361       10.80%       11,383         8.00%       14,229     10.00%
     Firstbank - Lakeview                                 12,158       13.68%        7,112         8.00%        8,890     10.00%
     Firstbank - St. Johns                                 3,940       25.54%        1,234         8.00%        1,542     10.00%

Tier 1 (Core) Capital to risk weighted assets
     Consolidated                                        $54,820       10.03%      $21,868         4.00%      $32,802      6.00%
     Firstbank - Alma                                     19,199       11.08%        6,930         4.00%       10,395      6.00%
     Firstbank (Mt. Pleasant)                             12,761        9.88%        5,169         4.00%        7,753      6.00%
     Firstbank - West Branch                              13,570        9.54%        5,692         4.00%        8,538      6.00%
     Firstbank - Lakeview                                 11,043       12.42%        3,556         4.00%        5,334      6.00%
     Firstbank - St. Johns                                 3,773       24.46%          617         4.00%          925      6.00%

Tier 1 (Core) Capital to average assets
     Consolidated                                        $54,820        7.77%      $28,205         4.00%      $35,257      5.00%
     Firstbank - Alma                                     19,199        8.21%        9,359         4.00%       11,698      5.00%
     Firstbank (Mt. Pleasant)                             12,761        8.17%        6,244         4.00%        7,806      5.00%
     Firstbank - West Branch                              13,570        7.24%        7,497         4.00%        9,371      5.00%
     Firstbank - Lakeview                                 11,043        9.00%        4,909         4.00%        6,136      5.00%
     Firstbank - St. Johns                                 3,773       19.08%          791         4.00%          989      5.00%

                                                                                                                 To Be Well
                                                                                    Minimum Required          Capitalized Under
                                                                                       For Capital            Prompt Corrective
                                                               Actual               Adequacy Purposes         Action Provisions
                                                               ------               -----------------         -----------------
1999                                                     Amount        Ratio       Amount         Ratio       Amount       Ratio
----                                                     ------        -----       ------         -----       ------       -----
Total Capital to risk weighted assets
     Consolidated                                        $58,780       12.24%      $38,427         8.00%      $48,034     10.00%
     Firstbank - Alma                                     20,428       12.63%       12,937         8.00%       16,171     10.00%
     Firstbank (Mt. Pleasant)                             11,431       10.29%        8,885         8.00%       11,106     10.00%
     Firstbank - West Branch                              14,328       11.23%       10,205         8.00%       12,756     10.00%
     Firstbank - Lakeview                                 12,031       15.17%        6,344         8.00%        7,930     10.00%

Tier 1 (Core) Capital to risk weighted assets
     Consolidated                                        $52,735       10.98%      $19,213         4.00%      $28,820      6.00%
     Firstbank - Alma                                     18,383       11.37%        6,468         4.00%        9,703      6.00%
     Firstbank (Mt. Pleasant)                             10,042        9.04%        4,442         4.00%        6,664      6.00%
     Firstbank - West Branch                              12,720        9.97%        5,102         4.00%        7,653      6.00%
     Firstbank - Lakeview                                 11,037       13.92%        3,172         4.00%        4,758      6.00%

Tier 1 (Core) Capital to average assets
     Consolidated                                        $52,735        8.49%      $24,844         4.00%      $31,056      5.00%
     Firstbank - Alma                                     18,383        8.72%        8,436         4.00%       10,545      5.00%
     Firstbank (Mt. Pleasant)                             10,042        7.96%        5,046         4.00%        6,307      5.00%
     Firstbank - West Branch                              12,720        7.47%        6,808         4.00%        8,510      5.00%
     Firstbank - Lakeview                                 11,037        9.98%        4,421         4.00%        5,527      5.00%

NOTE S - FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                                                        2000                                  1999
                                                                        ----                                  ----
                                                           Carrying                                Carrying
(In Thousands of Dollars)                                 or Notional          Fair              or Notional           Fair
                                                            Amount             Value                Amount             Value
                                                            ------             -----                ------             -----
Financial assets:
     Cash and cash equivalents                          $   28,096           $  28,096           $   25,197         $   25,197
     Securities available for sale                          76,175              76,175               90,266             90,266
     Loans held for sale                                     1,018               1,018                1,117              1,117
     Loans, net                                            589,892             588,671              497,804            488,684
     Accrued interest receivable                             4,623               4,623                3,489              3,489
Financial liabilities:
     Deposits                                            $(537,224)          $(539,347)           $(491,404)         $(490,272)
     Securities sold under agreements to repurchase
        and overnight borrowings                           (38,307)            (38,307)             (51,819)           (51,819)
     Notes payable                                         (83,952)            (79,524)             (38,384)           (38,053)
     Accrued interest payable                               (1,977)             (1,977)              (1,255)            (1,255)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of off balance sheet items were not material to the consolidated financial statements at December 31, 2000 and 1999.


NOTE T - BASIC AND DILUTED EARNINGS PER SHARE

(In Thousands of Dollars, except per share data)                                      Year Ended December 31
                                                                          2000                  1999                  1998
                                                                          ----                  ----                  ----
Basic earnings per share
     Net income                                                           $8,543               $8,036                $7,303

     Weighted average common shares outstanding                            4,864                4,959                 4,983
                                                                           -----                -----                 -----
         Basic earnings per share                                        $  1.76              $  1.62               $  1.47
                                                                          ======               ======                ------
Diluted earnings per share
     Net income                                                           $8,543               $8,036                $7,303

     Weighted average common shares outstanding                            4,864                4,959                 4,983

     Add dilutive effects of assumed exercises of options                     74                  121                   190
                                                                         -------               ------                ------
     Weighted average common and dilutive potential
         common shares outstanding                                         4,939                5,081                 5,173
                                                                           -----                -----                 -----
         Diluted earnings per share                                        $1.73                $1.58                 $1.41
                                                                            ====                 ====                  ====

Stock options for 261,014 and 93,941 shares of common stock were not considered in computing diluted earnings per share for 2000 and 1999 because they were antidulitive.

NOTE U - FIRSTBANK CORPORATION (PARENT COMPANY ONLY)
CONDENSED FINANCIAL INFORMATION (000's)

CONDENSED BALANCE SHEETS                                                                            December 31
                                                                                            2000                      1999
                                                                                            ----                      ----
     ASSETS
         Cash and cash equivalents                                                      $     258                 $     365
         Securities available for sale                                                         26                        17
         Investment in and advances to banking subsidiaries                                65,381                    55,635
         Other assets                                                                       7,948                     7,941
                                                                                          -------                   -------
         Total assets                                                                     $73,613                   $63,958
                                                                                           ======                    ======
     LIABILITIES AND EQUITY
         Accrued expenses and other liabilities                                          $  2,709                  $  2,926
         Notes Payable                                                                      6,700
         Shareholders' equity                                                              64,204                    61,032
                                                                                           ------                    ------
         Total liabilities and shareholders' equity                                       $73,613                   $63,958
                                                                                           ======                    ======

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended December 31                                                         2000                 1999                 1998
                                                                                ----                 ----                 ----
     Dividends from banking subsidiaries                                       $6,323                $4,890              $3,138
     Other income                                                                 137                   330                 191
     Other expense                                                             (1,457)               (1,052)               (862)
                                                                                -----                 -----               -----
     Income before income tax and  undistributed subsidiary income              5,003                 4,168               2,467
     Income tax benefit                                                           342                   139                 121
     Equity in undistributed subsidiary income                                  3,198                 3,729               4,715
                                                                                -----                 -----               -----
     Net income                                                                 8,543                 8,036               7,303
     Change in unrealized gain(loss) on securities,
         net of tax and classification effects                                  1,032                (1,767)                216
                                                                                -----                 -----              ------
     Comprehensive income                                                      $9,575                $6,269              $7,519
                                                                                =====                 -----               =====

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31                                                         2000                  1999                1998
                                                                                ----                  ----                ----
     Cash flows from operating activities
         Net income                                                            $8,543                $8,036              $7,303
         Adjustments:
              Equity in undistributed subsidiary income                        (3,198)               (3,729)             (4,715)
              Change in other assets                                               (7)                 (507)               (509)
              Change in other liabilities                                        (218)                  315                 868
                                                                                -----                ------              ------
                  Net cash from operating activities                            5,120                 4,115               2,947
     Cash flows from investing activities
              Purchases of securities available for sale                           (9)
              Payments for investments in subsidiaries                         (5,515)                   (2)                 (7)
                                                                                -----               -------             -------
              Net cash from investing activities                               (5,524)                   (2)                 (7)
     Cash flows from financing activities
         Proceeds from issuance of long-term debt                               6,700
         Proceeds from stock issuance                                           1,965                 2,656               1,433
         Purchase of common stock                                              (5,227)               (4,793)             (1,214)
         Dividends paid and cash paid in lieu of
              fractional shares on stock dividend                              (3,141)               (2,874)             (2,495)
                                                                                -----                 -----               -----
              Net cash from financing activities                                  297                (5,011)             (2,276)
                                                                               ------                 -----               -----
     Net change in cash and cash equivalents                                     (107)                 (898)                664
     Beginning cash and cash equivalents                                          365                 1,263                 599
                                                                               ------                 -----             -------
     Ending cash and cash equivalents                                         $   258               $   365              $1,263
                                                                               ======                ======               =====

NOTE V - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                                          2000          1999           1998
                                                                                          ----          ----           ----
Unrealized holding gains and losses on available-for-sale securities                     $1,562        $(2,680)         $331
Less reclassification adjustments for gains and losses later recognized in income            (2)            (1)            3
                                                                                        --------       -------         -----
Net unrealized gains and losses                                                           1,564         (2,679)          328
Tax effect                                                                                 (532)           912          (112)
                                                                                          ------        ------           ---

Other comprehensive income                                                               $1,032        $(1,767)         $216
                                                                                          =====          =====           ===

NOTE W - QUARTERLY FINANCIAL DATA (UNAUDITED) (In Thousands of Dollars, except per share data)

                                                                                  2000
                                                                                  ----
                                                         1st          2nd         3rd           4th
                                                       Quarter      Quarter      Quarter      Quarter        Year
                                                       -------      -------      -------      -------        ----
Interest income                                        $12,554      $13,232      $14,060      $14,486       $54,332
Net interest income                                      6,967        7,132        7,292        7,414        28,805
Income before federal income taxes                       3,022        3,170        3,109        3,147        12,448
Net income                                               2,110        2,140        2,142        2,151         8,543
Basic earnings per share                                  0.43         0.44         0.44         0.45          1.76
Diluted earnings per share                                0.42         0.44         0.43         0.44          1.73

                                                                                  1999
                                                                                  ----
                                                         1st          2nd         3rd           4th
                                                       Quarter      Quarter      Quarter      Quarter        Year
                                                       -------      -------      -------      -------        ----
Interest income                                        $11,008      $11,314      $11,653      $12,087       $46,062
Net interest income                                      6,270        6,612        6,858        7,039        26,779
Income before federal income taxes                       2,769        2,843        2,894        3,060        11,566
Net income                                               1,936        1,981        2,011        2,108         8,036
Basic earnings per share                                   .39          .40          .41          .42          1.62
Diluted earnings per share                                 .38          .38          .40          .42          1.58

All per share amounts have been adjusted for stock dividends and stock splits.

FIRSTBANK CORPORATION

BOARD OF DIRECTORS                           OFFICERS

William E. Goggin, Chairman                  Thomas R. Sullivan
Chairman, Firstbank - Alma                   President & Chief Executive Officer
Attorney, Goggin & Baker
                                             William L. Benear
Duane A. Carr                                Vice President
Attorney, Carr & Mullendore, PC
                                             David L. Miller
Edward B. Grant                              Vice President
Chairman, Firstbank (Mt. Pleasant)
Director, Public Broadcasting,               Dale  A. Peters
Central Michigan University                  Vice President

Charles W. Jennings                          Samuel G. Stone
Attorney, Jennings, Engemann &               Vice President, Chief Financial
Benson PC                                    Officer, Secretary & Treasurer

Benson S. Munger, Ph.D.                      James M. Taylor
Chairman, Firstbank - St. Johns              Vice President
Vice President, Data Harbor Inc.
                                             James E. Wheeler, II
Phillip G. Peasley                           Vice President
Operations Manager, Peasley's
Hardware & Carpeting Inc. (Retail)

David D. Roslund, CPA
Administrator, Wilcox Health Care
Center (Long-Term Care Facility)
Small Business Investor and Manager

Thomas R. Sullivan
President & Chief Executive Officer,
Firstbank Corporation
President & Chief Executive Officer,
Firstbank (Mt. Pleasant)


                                             NON-BANK SUBSIDIARY
                                             Gladwin Land Company


--------------------------------------------------------------------------------

FIRSTBANK CORPORATION                    Firstbank Corporation Operations Center
311 Woodworth Avenue                     308 Woodworth Avenue
P. O. Box 1029                           Alma, Michigan  48801
Alma, Michigan  48801

(517) 463-3131

FIRSTBANK - ALMA

BOARD OF DIRECTORS                           OFFICERS

William E. Goggin, Chairman                  James E. Wheeler, II
Chairman, Firstbank Corporation              President & Chief Executive Officer
Attorney, Goggin & Baker
                                             Gregory A. Daniels
Bob M. Baker                                 Vice President
President and CEO, Gratiot
Community Hospital                           Marita A. Harkness
                                             Vice President
Sandra S. Brooks
Chief Operating Officer, Powell              Gerald E. Kench
Fabrication & Manufacturing                  Vice President

Donald W. Crumbaugh                          Timothy M. Lowe
Agriculture                                  Vice President

Paul C. Lux                                  Harmony L. Nowlin
Owner, Lux Funeral Homes, Inc.               Vice President

John McCormack                               Joan S. Welke
Former President & CEO,                      Vice President
Firstbank Corporation
Former President & CEO,
Firstbank - Alma

Phillip G. Peasley
Operations Manager, Peasley's Hardware
& Carpeting Inc.

David D. Roslund, CPA
Administrator, Wilcox Health Care Center
Small Business Investor and Manager

Victor V. Rozas, M.D.
Physician

Alan J. Stone
President, Alma College

Thomas R. Sullivan
President & Chief Executive Officer,
Firstbank Corporation
President & Chief Executive Officer,
Firstbank (Mt. Pleasant)

James E. Wheeler, II
President & Chief Executive Officer,
Firstbank - Alma

-------------------------------------------------------------------------------------------------------------------------
OFFICE LOCATIONS
Alma                             Ashley                           Auburn                             Ithaca
    7455 N. Alger Rd.               114 S. Sterling St.              4710 S. Garfield Rd.               219 E. Center St.
    (517) 463-3134                  (517) 847-2394                   (517) 662-4459                     (517) 875-4107

    230 Woodworth Ave.           Merrill                          Riverdale                          St. Charles
    (517) 463-3131                  125 W. Saginaw St.               6716 N. Lumberjack Rd.             102 Pine St.
                                    (517) 643-7253                   (517) 833-7331                     (517) 865-9918
    311 Woodworth Ave.
    (517) 463-3131               St. Louis                        Vestaburg
                                    135 W. Washington Ave.           8846 Third St.
                                    (517) 681-5758                   (517) 268-5445

FIRSTBANK

BOARD OF DIRECTORS                         OFFICERS

Edward B. Grant, Chairman                  Thomas R. Sullivan
Director, Public Broadcasting,             President and Chief Executive Officer
Central Michigan University
                                           Mark B. Perry
Ralph E. Baumgarth                         Senior Vice President
Dentist
                                           Robert L. Wheeler
Ralph M. Berry                             Senior Vice President
Owner, Berry Funeral Home
                                           James L. Binder
Kenneth C. Bovee, CPM                      Vice President
Partner, Keystone Property
Management, Inc.                           Brian M. Gooding
                                           Vice President
Glen D. Blystone
Certified Public Accountant,               Douglas J. Ouellette
Blystone & Bailey, CPAs, PC                Vice President

Sibyl M. Ellis                             Daniel J. Timmins
President, Someplace Special, Inc.         Vice President

Keith A. Gaede                             Roger L. Trudell
Pharmacist, Punches Pharmacy               Vice President

Douglas N. LaBelle
Partner, LaBelle Management

William M. McClintic
Attorney, W.M. McClintic, P.C.

Phillip R. Seybert
President, P.S. Equities, Inc.

Thomas R. Sullivan
President & Chief Executive Officer,
Firstbank Corporation
President & Chief Executive Officer,
Firstbank (Mt. Pleasant)

Arlene A. Yost
Secretary and Treasurer, Jay's Sporting Goods, Inc.


------------------------------------------------------------------------------------------------------------------------------
OFFICE LOCATIONS
Mt. Pleasant                        Clare                                Shepherd                         Winn
   102 S. Main St.                  806 N. McEwan Ave.                       258 W. Wright Ave.             2783 Blanchard Rd.
   (517) 773-2600                   (517) 386-7313                           (517) 828-6625                 (517) 866-2210

   4699 E. Pickard St.
   (517) 773-2335

   2013 S. Mission St.
   (517) 773-3959

   1925 E. Remus Rd.
   (517) 775-8528

FIRSTBANK - WEST BRANCH

BOARD OF DIRECTORS                         OFFICERS

Dale A. Peters, Chairman                   Dale A. Peters
President and Chief Executive              President and Chief Executive Officer
Officer, Firstbank - West Branch
Vice President, Firstbank Corporation      Daniel H. Grenier
                                           Senior Vice President
Bryon A. Bernard
CEO, Bernard Building Center               Michael F. Ehinger
                                           Vice President
Joseph M. Clark
Owner, Morse Clark Furniture               Danny J. Gallagher
                                           Vice President
Timothy H. Eyth
Owner, West Branch Veterinary Services     Rosalind A. Heideman
                                           Vice President
David W. Fultz
Owner, Fultz Insurance Agency              Eileen S. McGregor
                                           Vice President
Robert T. Griffin
Owner and President, Griffin Beverage      W. John Powell
Company, Northern Beverage Co., and        Vice President
West Branch Tank & Trailer
                                           Larry M. Schneider
Charles W. Jennings                        Vice President
Attorney, Jennings, Engemann &
Benson PC                                  Marie A. Wilkins
                                           Vice President
Norman J. Miller
Owner, Miller Farms, and Miller
Dairy Equipment and Feed
                                         SUBSIDIARIES
Jeffrey C. Schubert                      1st Armored, Incorporated
Dentist                                  1st Collections, Incorporated
                                         1st Title, Incorporated
Robert R. Smith                          1st Real Estate (now C.A. Hanes Realty)
Insurance Consultant

Camila J. Steckling
Weinlander, Fitzhugh
Certified Public Accountants & Consultants

Thomas R. Sullivan
President & Chief Executive Officer,
Firstbank Corporation
President & Chief Executive Officer,
Firstbank (Mt. Pleasant)

-------------------------------------------------------------------------------------------------------------------------------
OFFICE LOCATIONS
West Branch                      Fairview                            Hale                               Higgins Lake
     502 W. Houghton                1979 Miller                        3281 M-65                          4522 W. Higgins Lake
     (517) 345-7900                 (517) 848-2243                     (517) 728-7566                     (517) 821-9231

    601 W. Houghton              Rose City                           St. Helen
    (517) 345-7900                  505 S. Bennett                     2040 N. St. Helen
                                    (517) 685-3909                     (517) 389-1311
     2087 S. M-76
     (517) 345-5050

     2375 M-30
     (517) 345-6210

FIRSTBANK - LAKEVIEW


BOARD OF DIRECTORS                         OFFICERS

Gerald L. Nielsen, Chairman                William L. Benear
Owner, Nielsen's TV & Appliances           President and Chief Executive Officer

William L. Benear                          Kim D. vonKronenberger
Vice President, Firstbank Corporation      Vice President
President and Chief Executive Officer,
Firstbank - Lakeview

Duane A. Carr
Attorney, Carr & Mullendore

John B. Crawford
Agriculture, Crawford Farms

V. Dean Floria
Sheridan Township Supervisor

Chalmer Gale Hixson
Owner, Country Corner Supermarket
Owner, A Flair for Hair
Owner, Harry Chalmers, Inc.
Owner, Powderhorn Ranch

Thomas R. Sullivan
President & Chief Executive Officer,
Firstbank Corporation
President & Chief Executive Officer,
Firstbank


-----------------------------------------------------------------------------------------------------------------------------

OFFICE LOCATIONS
Lakeview                        Canadian Lakes                  Howard City                               Morley
    506 Lincoln Avenue             10049 Buchanan Road            20020 Howard City/Edmore Road             101 E 4th Street
    (517) 352-7271                 Stanwood, MI                   (231) 937-4383                            (231) 856-7652
                                   (231) 972-4200
    9531 N Greenville Road                                      Remus
    (517) 352-8180                                                201 W Wheatland Avenue
                                                                  (517) 967-3602


FIRSTBANK - ST. JOHNS


BOARD OF DIRECTORS                         OFFICERS

Benson S. Munger, Ph.D., Chairman          James M. Taylor
Vice President, Data Harbor, Inc.          President and Chief Executive Officer

Ann M. Flermoen
Dentist

William G. Jackson
Attorney, William G. Jackson, P.C.

Donald A. Rademacher
Owner, RSI Home Improvement, Inc.

John M. Sirrine
Owner, John M. Sirrine & Associates, Inc., Accountants

Samuel A. Smith
Owner, Smith Funeral Homes, Inc.

Thomas R. Sullivan
President & Chief Executive Officer, Firstbank Corporation
President & Chief Executive Officer, Firstbank (Mt. Pleasant)

James M. Taylor
President & Chief Executive Officer, Firstbank - St. Johns

Robert E. Thompson
Consultant



--------------------------------------------------------------------------------

OFFICE LOCATIONS

St. Johns
     201 N. Clinton Ave
     (517) 227-8383

BUSINESS OF THE COMPANY

Firstbank Corporation (the "Company") is a bank holding company. As of December 31, 2000, the Company's wholly owned subsidiaries are Firstbank - Alma,
Firstbank (Mt. Pleasant), Firstbank - West Branch, Firstbank - Lakeview, Firstbank - St. Johns, 1st Armored, Incorporated, 1st Collections, Incorporated, Gladwin Land Company, 1st Title, Incorporated, and 1st Real Estate. As of December 31, 2000, the Company and its subsidiaries employed 267 people on a full-time equivalent basis.

The Company is in the business of banking. Each subsidiary bank of the Company is a full service community bank. The subsidiary banks offer all customary banking services, including the acceptance of checking, savings and time deposits, and the making of commercial, agricultural, real estate, personal, home improvement, automobile and other installment and consumer loans. Firstbank
- Alma also offers trust services. Deposits of each of the banks are insured by the Federal Deposit Insurance Corporation.

The banks obtain most of their deposits and loans from residents and businesses in Bay, Clare, Gratiot, Iosco, Isabella, Mecosta, Midland, Montcalm, Ogemaw, Oscoda, Roscommon, Saginaw and parts of Clinton County. Firstbank - Alma has its main office and one branch in Alma, Michigan, and one branch located in each of the following areas: Ashley, Auburn, Ithaca, Merrill, Pine River Township (near
Alma), Riverdale, St. Charles, St. Louis, and Vestaburg, Michigan. Firstbank (Mt. Pleasant) has its main office in Mt. Pleasant, Michigan, two branches located in Union Township (near Mt. Pleasant), and one branch located in each of the following areas: Clare, Mt. Pleasant, Shepherd, and Winn, Michigan. Firstbank - West Branch has its main office in West Branch, Michigan, and one branch located in each of the following areas: Fairview, Hale, Higgins Lake, Rose City, St. Helen, and West Branch Township (near West Branch), Michigan. Firstbank -Lakeview has its main office and one branch in Lakeview, Michigan, and one branch located in each of the following areas: Canadian Lakes, Howard City, Morley, and Remus. The banks have no material foreign assets or income.

The principal sources of revenues for the Company and its subsidiaries are interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for approximately 82% of total revenues in 2000, 78% in 1999, and 76%in 1998. Interest on investment securities accounted for approximately 8% of total revenues in 2000, 10% in 1999, and 12% in 1998. No other single source of revenue accounted for 8% of the Company's total revenues in any of the last 3 years.

CORPORATE INFORMATION
 Annual Meeting                                 Stock Information:
 The annual meeting of shareholders
 will be held on Monday, April 23, 2001,        Firstbank Corporation shares are
 5:00 p.m., at the Comfort Inn, Alma,           listed Over the Counter Bulletin
 Michigan                                       Board under the symbol FBMI.


Independent Auditors                            McDonald Investments
Crowe, Chizek & Company LLP                     Chris Turner
Grand Rapids, Michigan                          1-800-548-6011

General Counsel                                 Morgan Stanley Dean Witter
Varnum Riddering Schmidt & Howlett LLP          Ted Vogt
Grand Rapids, Michigan                          1-800-788-9640

Transfer Agent                                  Raymond James Financial
Firstbank - Alma Shareholder Services           Louis Parks
Department (517) 466-7336 or                    800-248-8863
toll free shareholder hotline:
(888) 637-0590
                                                Robert W. Baird & Company
                                                Mike Pniewski & Ken Bauman
                                                1-800-888-6200

                                                Stifel, Nicolaus & Company, Inc.
                                                Pete VanDer Schaaf
                                                1-800-676-0477

                                                Tucker Anthony
                                                Jack Korff
                                                1-888-861-2200

       PROXY                      FIRSTBANK CORPORATION
                                  Annual Meeting of Shareholders, April 23, 2001

     The undersigned shareholder acknowledges receipt of a Notice of Annual Meeting and a Proxy Statement for the annual meeting referred to above, and appoints THOMAS R. SULLIVAN and SAMUEL G. STONE, or either of them, each with full power of substitution, attorneys and proxies to represent the shareholder, and to vote and act with respect to all shares that the shareholder would be entitled to vote, at the annual meeting of shareholders of Firstbank Corporation referred to above and at any adjournment of that meeting, on all matters which come before the meeting.

     This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified on the reverse side of this proxy. If no specification is given, the shares will be voted for election of all nominees named on this proxy as directors and for proposal No. 3. The shares represented by this proxy will be voted in the discretion of the proxies on any other matter which may come before the meeting.


                    Signatures should be identical to the name(s) on your stock certificate (which are on the address label to the left). Joint owners should each sign personally. When signing on behalf of a corporation, partnership, LLC, estate, trust or other entity, or as attorney or guardian, indicate title or capacity of person signing and give the full name of the entity or person on whose behalf this proxy is signed.

                    Signature  X________________________________________________

                    Signature  X________________________________________________

                    Date__________________________________________________, 2001

     Your Board of Directors recommends authorization to vote FOR all director nominees listed below and FOR Proposal 3

1.   Election of Directors for 3-Year Term Expiring in 2004

     [ ] VOTE FOR ALL nominees listed        [ ] WITHHOLD AUTHORITY to vote
         below (except as marked to              for all nominees listed below
         the contrary below)

         WILLIAM E. GOGGIN        DUANE A. CARR        JEFFREY C. SCHUBERT

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)



2.   Election of Director for 1-Year Term Expiring in 2002

    [ ] VOTE FOR THE nominee listed below     [ ] WITHHOLD AUTHORITY to vote for
                                                  the nominee listed below

        BENSON S. MUNGER

3. Proposal to Increase Shares Available for Award Under the Corporation's Stock Option and Restricted Stock Plan of 1997.

     [ ]   VOTE FOR                 [ ]   VOTE AGAINST              [ ] ABSTAIN


4. In their discretion, upon all other matters that may be presented at the meeting.

PLEASE SIGN AND DATE THE REVERSE SIDE. RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.